Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
PRECISION DRILLING TRUST,
GREY WOLF, INC.
PRECISION DRILLING CORPORATION
AND
PRECISION LOBOS CORPORATION
DATED AUGUST 24, 2008

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Exhibits

Exhibit 2.3(a)	Lobos Charter
Exhibit 2.3(b)	Lobos Bylaws
Exhibit 2.5	Certain Officers of the Surviving Corporation
Exhibit 3.3	Grey Wolf Voting Agreements
Schedules

Schedule A	Directors and Executive Officers Executing Voting Agreements

v

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (as amended, supplemented or modified from time to time, this “Agreement”), dated as of August 24, 2008, is by and among PRECISION DRILLING TRUST, an Alberta unincorporated open-ended investment trust (“Precision”), GREY WOLF, INC., a Texas corporation (“Grey Wolf”), PRECISION DRILLING CORPORATION, a corporation amalgamated under the laws of the Province of Alberta and the administrator of Precision (“PDC”) and PRECISION LOBOS CORPORATION, a Texas corporation (“Lobos”) and a direct, wholly-owned subsidiary of Precision.
     WHEREAS, the board of trustees of Precision and the boards of directors of each of PDC, on behalf of PDC and on behalf of Precision in PDC’s capacity as administrator of Precision, Lobos and Grey Wolf have approved this Agreement and the merger of Grey Wolf with and into Lobos, with Lobos continuing as the surviving corporation, upon the terms and subject to the conditions of this Agreement and the Texas Business Corporation Act, as amended, or any successor law thereto (the “TBCA”) and the Texas Corporation Law, as amended, or any successor law thereto (the “TCL”);
     WHEREAS, the board of trustees of Precision and the boards of directors of each of PDC, on behalf of PDC and on behalf of Precision in PDC’s capacity as administrator of Precision, Lobos and Grey Wolf have determined that this Agreement, the merger herein provided for, and the other transactions contemplated hereby are advisable and in the best interests of their respective companies and their unitholders and shareholders, respectively; and
     WHEREAS, for U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” involving Precision and Grey Wolf within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);
     NOW, THEREFORE, for and in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties to this Agreement (each a “Party,” and collectively, the “Parties”) agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms.
     (a) As used in this Agreement, capitalized terms shall have the meanings set forth below:
     “Acquisition Proposal” means any Contract, proposal, offer or other inquiry or indication of interest (regardless of whether in writing and regardless of whether delivered to the shareholders) relating to any of the following (other than the transactions contemplated by this Agreement or the Merger): (a) any merger, reorganization, share exchange, take-over bid, tender offer, recapitalization, consolidation, liquidation, dissolution or other business combination, purchase or similar transaction or series of transactions, directly or indirectly, involving 20% or more of the assets, net revenues or net income of Grey Wolf and the Grey Wolf Subsidiaries, taken as a whole; (b) the sale, lease, exchange, transfer or other disposition, directly or indirectly, of any business or assets that generate 20% or more of the consolidated net revenues or net income, or of assets representing 20% or more of the book value of the consolidated assets, of Grey Wolf and the Grey Wolf Subsidiaries, taken as a whole, or any license, lease, exchange, mortgage, pledge or other agreement or arrangement having a similar economic effect, in each case in a single transaction or a series of related transactions; or (c) any direct or indirect acquisition of beneficial ownership (as defined in Section 13(d) of the Exchange Act) or any direct or indirect acquisition of the right to acquire beneficial ownership (as defined in Section 13(d) of the Exchange Act) by any Person or any “group” (as defined in the Exchange Act) of 20% or more of the shares of any class of the issued and outstanding Equity Interests of Grey Wolf, whether in a single transaction or a series of related transactions.
     “Administration Agreement” means that certain Administration Agreement between Precision and PDC dated as of November 7, 2005, as amended on April 22, 2008.
     “Affiliate” means, with respect to any Person, each other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.
     “AMEX” means the American Stock Exchange LLC.
     “Applicable Canadian Securities Laws” means, collectively, and as the context may require, the applicable securities legislation of each of the provinces and territories of Canada, and the rules, regulations, instruments, orders and policies published or promulgated thereunder, as such may be amended from time to time prior to the Effective Time.
     “Applicable Law” means with respect to any Person, any international, national, federal, state, provincial, territorial, local or foreign statute, code, ordinance, rule, regulation, by-law, consent, approval, judgment, Order, ordinance, protocol, directive or other authorization, treaty, convention, or governmental requirement of any Governmental Authority that is binding upon, or applicable to, such Person.
     “Available Cash Consideration” means $1,115,380,707.
     “Beneficial Owner” means, with respect to a security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (a) the power to vote, or to direct the voting of, such security, (b) the power to dispose of, or to direct the disposition of, such security or (c) the ability to profit or share in any profit derived from a transaction in such security.
     “Benefit Plan” means any qualified or non-qualified employee benefit plan, program, policy, practice, agreement, Contract or other arrangement, regardless of whether written, regardless of whether U.S.-based, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (including post-retirement medical and life insurance), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (regardless of whether such plan is subject to ERISA), including any multiemployer plan (as defined in Section 3(37) of ERISA) or multiple employer plan (within the meaning of Section 413(c) of the Code), any employment or severance agreement or other arrangement, and any employee benefit, bonus, incentive, deferred compensation, profit sharing, vacation, stock, stock purchase, stock option, severance, change of control, fringe benefit or other plan, program, policy, practice, agreement, Contract, or other arrangement, regardless of whether subject to ERISA and regardless of whether funded.
     “Business Day” means any day other than a Saturday, Sunday or any day on which banks in (i) the State of New York are authorized or required by federal law to be closed in New York, New York, or (ii) the Province of Alberta are authorized or required by law to be closed in Calgary, Alberta.
     “Canadian GAAP” means generally accepted accounting principles, as recognized by the Canadian Institute of Chartered Accountants, applied on a consistent basis.
     “Canadian Securities Regulatory Authorities” means, collectively, the securities commission or similar regulatory authorities in each of the provinces or territories of Canada.
     “Certificates” means certificates representing shares of Grey Wolf Common Stock or Precision Trust Units, as applicable.
     “CFIUS” means The Committee on Foreign Investments in the United States.
     “Competition Act” means the Competition Act, R.S.C. 1985, c. C-34, as amended.
     “Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 13, 2008, between Precision and Grey Wolf.
     “Contract” means any agreement, arrangement, commitment or instrument, written or oral, including, without limitation, any loan or credit agreement or other agreement evidencing Indebtedness, promissory note, bond, mortgage, indenture, guarantee, permit, lease, sublease, license, agreement to render services, or other agreement, arrangement, commitment or instrument evidencing rights or obligations of any kind or nature, including all amendments, modifications, supplements and options relating thereto.
     “Control” (and related terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.
     “Disclosure Letter” means, as applicable, the Grey Wolf Disclosure Letter or the Precision Disclosure Letter.
     “DOJ” means the United States Department of Justice.
     “Election Deadline” means 5:00 p.m., local time in Houston, Texas, on the second Business Day prior to the Effective Time.
     “Environmental, Health and Safety Laws” means any present or future Applicable Laws relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, or septic systems, (b) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials, (c) occupational health and safety, or (d) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection or restoration of, or damage to, the environment, environmentally sensitive areas or natural resources.
     “Equity Interests” means (a) with respect to a corporation, any and all shares, interests, participation, phantom stock plans or arrangements or other equivalents (however designated) of corporate stock, including all common stock, preferred stock and other equity and voting interests, and warrants, options, calls, subscriptions or other convertible securities or other rights to acquire any of the foregoing, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, membership or other interests, including rights to purchase, warrants, options, calls, subscriptions or other equivalents of, or other interests convertible into, any beneficial or legal ownership interest in such Person.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated pursuant thereto.
     “ERISA Affiliate” means any trade or business, regardless of whether incorporated, which is required to be treated as a single employer together with an entity pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Ratio” means 0.4225 Precision Trust Units per share of Grey Wolf Common Stock.
     “Exon-Florio Amendment” means Section 721 of Title VII of the Defense Production Act of 1950, as amended.
     “FCPA” means the Foreign Corrupt Practices Act of 1977.
     “Financing” means the debt and/or equity financing(s) to be completed by Precision and/or the Precision Subsidiaries in connection with the transactions contemplated by this Agreement, including the debt financing set forth in the commitment letter dated August 24, 2008, from Royal Bank of Canada, RBC Capital Markets, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., HSBC Bank Canada, HSBC Bank USA National Association and Toronto-Dominion Bank, to provide senior secured credit facilities comprised of $800 million of term loan facilities and a $400 million revolving credit facility as well as a $400 million senior unsecured facility, as such commitment letter may be amended, supplemented or replaced from time to time.
     “FTC” means the United States Federal Trade Commission.
     “Governmental Authority” means any national, state, provincial, territorial, regional, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over any of the

Grey Wolf Companies or Precision Companies, as the case may be, or any of their respective properties or assets.
     “Grey Wolf 1996 Stock Plan” means the Grey Wolf, Inc. 1996 Employee Stock Option Plan.
     “Grey Wolf 2003 Stock Plan” means the Grey Wolf, Inc. 2003 Incentive Plan.
     “Grey Wolf 3.75% Notes Indenture” means the Indenture dated as of May 7, 2003, between Grey Wolf, The Bank of New York Trust Company, N.A. and the guarantors party thereto pursuant to which Grey Wolf issued $150,000,000 principal amount of the Grey Wolf 3.75% Notes, and all supplemental indentures thereto.
     “Grey Wolf Benefit Plan” means a Benefit Plan (a) providing benefits to (i) any current or former employee, officer or director of Grey Wolf or any of the Grey Wolf Subsidiaries or ERISA Affiliates or (ii) any beneficiary or dependent of any such employee, officer or director that is sponsored, maintained or contributed to by Grey Wolf or any of the Grey Wolf Subsidiaries or ERISA Affiliates or to which Grey Wolf or any of the Grey Wolf Subsidiaries or ERISA Affiliates is a party or is obligated to contribute, or (b) with respect to which Grey Wolf or any of the Grey Wolf Subsidiaries or ERISA Affiliates has any liability, whether direct or indirect, contingent or otherwise.
     “Grey Wolf Board” means the board of directors of Grey Wolf.
     “Grey Wolf Common Stock” means the common stock, par value $0.10 per share, of Grey Wolf.
     “Grey Wolf Companies” means Grey Wolf and each of the Grey Wolf Subsidiaries.
     “Grey Wolf Credit Agreement” means the Revolving Credit Agreement, dated as of January 14, 1999, among Grey Wolf Drilling, LP (as borrower), Grey Wolf (as guarantor), The CIT Group/Business Credit, Inc. (as agent) and various financial institutions (as lenders), as amended.
     “Grey Wolf Derivative Security Holder” means the holder of a Grey Wolf Option or a Grey Wolf Convertible Note.
     “Grey Wolf Dissenting Shareholder” means any holder of shares of Grey Wolf Common Stock who does not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and prior to the Grey Wolf Meeting files with Grey Wolf a written objection to the Merger, setting out that the right to dissent of such holder of shares of Grey Wolf Common Stock will be exercised if the Merger becomes effective, and otherwise complies in all respects with, the provisions of Article 5.12 of the TBCA required to be complied with by such holder prior to the Grey Wolf Meeting.
     “Grey Wolf Dissenting Shares” means any shares of Grey Wolf Common Stock held by a Grey Wolf Dissenting Shareholder as of the Effective Time.

     “Grey Wolf Employees” means the individuals who are employed as employees by Grey Wolf or any of the Grey Wolf Subsidiaries immediately prior to the Effective Time who remain employed as employees of the Surviving Corporation or any of its Subsidiaries immediately after the Effective Time.
     “Grey Wolf Floating Rate Notes Indenture” means the Indenture dated as of March 31, 2004, between Grey Wolf, The Bank of New York Trust Company, N.A. and the guarantors party thereto pursuant to which Grey Wolf issued $125,000,000 principal amount of the Grey Wolf Floating Rate Contingent Convertible Senior Notes.
     “Grey Wolf Leased Real Property” means all real property leased by Grey Wolf or any of the Grey Wolf Subsidiaries.
     “Grey Wolf Material Adverse Effect” means a Material Adverse Effect with respect to Grey Wolf.
     “Grey Wolf Meeting” means a meeting of the shareholders of Grey Wolf duly called and held for the purposes set forth in the Proxy Statement/Prospectus.
     “Grey Wolf Options” means, collectively, Grey Wolf 1996 Options and Grey Wolf 2003 Options.
     “Grey Wolf Owned Real Property” means all real property owned by Grey Wolf or any of the Grey Wolf Subsidiaries.
     “Grey Wolf Preferred Stock” means shares of preferred stock, par value $1.00 per share, of Grey Wolf.
     “Grey Wolf Proposal” means the proposal to approve this Agreement which proposal is to be presented to the shareholders of Grey Wolf in the Proxy Statement/Prospectus and voted on at the Grey Wolf Meeting.
     “Grey Wolf Real Property” means Grey Wolf Leased Real Property and Grey Wolf Owned Real Property.
     “Grey Wolf Representative” means a Representative of Grey Wolf or the Grey Wolf Subsidiaries.
     “Grey Wolf Restricted Stock” means the shares of restricted Grey Wolf Common Stock issued pursuant to a Grey Wolf Stock Plan.
     “Grey Wolf Senior Notes Indentures” means the Grey Wolf 3.75% Notes Indenture and the Grey Wolf Floating Rate Notes Indenture.
     “Grey Wolf Stock Plans” means (a) the Grey Wolf 1996 Stock Plan and (b) the Grey Wolf 2003 Stock Plan.
     “Grey Wolf Subsidiary” means a Subsidiary of Grey Wolf.

     “Grey Wolf Subsidiary Charter Documents” means the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement or other governing or organizational documents of each of the Grey Wolf Subsidiaries.
     “Hazardous Materials” means any chemical, pollutant, contaminant, material, waste or substance regulated by any Governmental Authority under Environmental, Health and Safety Law, including, but not limited to, any hazardous waste, hazardous substance, toxic substance, radioactive material (including any naturally occurring radioactive material), asbestos-containing materials in any form or condition, polychlorinated biphenyls in any form or condition, or petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts thereof.
     “Income Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c. 1 (5th Supp.), as amended, including the regulations promulgated thereunder, as amended from time to time.
     “Indebtedness” of any Person means and includes any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earn out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by a Lien, other than a Permitted Lien, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and owing to third parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency or other hedging agreement or derivatives transaction, (i) guarantees or other contingent liabilities with respect to any amounts of a type described in clauses (a) through (h) above, and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with U.S. GAAP, or, in the case of Precision, Canadian GAAP; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practices and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business.
     “Intellectual Property” means all United States and foreign (a) patents and patent applications and all reissues, renewals, divisions, extensions, provisionals, continuations and continuations in part thereof, (b) inventions (regardless of whether patentable), invention disclosures, trade secrets, proprietary information, industrial designs and registrations and applications, mask works and applications and registrations therefor, (c) copyrights and copyright applications and corresponding rights, (d) trade dress, trade names, logos, URLs, common law trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications, (e) domain name rights and registrations,

(f) databases, customer lists, data collections and rights therein, and (g) confidentiality rights or other intellectual property rights of any nature, in each case throughout the world.
     “Joint Lead Arrangers” means Deutsche Bank Securities Inc. and RBC Capital Markets.
     “Lien” means any lien, mortgage, security interest, indenture, deed of trust, pledge, deposit, restriction, burden, license, lease, sublease, right of first refusal, right of first offer, charge, privilege, easement, right of way, reservation, option, preferential purchase right, right of a vendor under any title retention or conditional sale agreement, or other arrangement substantially equivalent thereto, in each case regardless of whether relating to the extension of credit or the borrowing of money.
     “Lobos Common Stock” means the common stock, par value $0.10 per share, of Lobos.
     “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, except to the extent any such effect results from: (a) changes in the industry in which such Person or its Subsidiaries operate or in the economy or the financial, securities or credit markets in the U.S. or elsewhere in the world, including any regulatory or political conditions or developments, or any outbreak or escalation of hostilities or declared or undeclared acts of war, terrorism, insurrection or natural disasters, that do not disproportionately affect the business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, relative to other industry participants, in any material respect (b) the execution or public disclosure of this Agreement or the consummation or the pendency of the transactions contemplated hereby, (c) fluctuations in the price or trading volume of shares of any trading stock of such Person (provided, however, that the exception in this clause (c) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation has resulted in, or contributed to, a Material Adverse Effect), (d) changes in Applicable Law or in U.S. GAAP, or, in the case of Precision, Canadian GAAP, (or the interpretation thereof) after the date hereof that do not disproportionately affect the business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, relative to other industry participants, in any material respect, (e) any legal proceedings made or brought by any of the current or former holders of Equity Interests of such Person (or on their behalf or on behalf of such Persons) arising out of or related to this Agreement or any of the transactions contemplated hereby, or (f) any failure by such Person to meet any published analyst estimates or expectations regarding such Person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such Person to meet its internal budgets, plans or forecasts regarding its revenues, earnings or other financial performance or results of operations (provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect with respect to such Person).
     “Notes Shares” means the number of shares of Grey Wolf Common Stock that the Grey Wolf Convertible Notes that have not been converted at least two Business Days before the Closing Date are convertible into following the Effective Time in accordance with the terms of the Grey Wolf Senior Notes Indentures.

     “NYSE” means the New York Stock Exchange, Inc.
     “Order” means any order, writ, fine, injunction, decree, judgment, award, ruling or enforceable determination of any Governmental Authority.
     “PDC Common Shares” means the common shares in the capital of PDC.
     “PDLP” means Precision Drilling Limited Partnership, a limited partnership formed under the laws of the Province of Manitoba.
     “PDLP Exchangeable Units” means the Class B limited partnership units of PDLP that are exchangeable for Precision Trust Units on a one-for-one basis.
     “Per Share Cash Consideration” means $9.02.
     “Permitted Distributions” means (i) distributions by Precision (and the corresponding distributions by PDLP) to the holders of Precision Trust Units (and PDLP Exchangeable Units, respectively), (ii) distributions by PDLP to Precision and (iii) the payment of dividends and interest and the repayment of outstanding indebtedness by PDC to PDLP, in each case in the ordinary course of business and consistent with past practices.
     “Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with U.S. GAAP, or, in the case of Precision, Canadian GAAP, have been established and described in the applicable Disclosure Letter, (b) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with U.S. GAAP, or, in the case of Precision, Canadian GAAP, have been established and described in the applicable Disclosure Letter, (c) operators’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, or construction Liens (during repair or upgrade periods) or other like Liens arising by operation of Applicable Law in the ordinary course of business or statutory landlord’s Liens, each of which is in respect of obligations that have not been outstanding more than 90 days (so long as no action has been taken to file or enforce such Liens within said 90-day period) or which are being contested in good faith, or (d) any other Lien, encumbrance or other imperfection of title that does not materially affect the value or use of the property subject thereto.
     “Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization.
     “Precision Benefit Plan” means a Benefit Plan (a) providing any benefits to (i) any current or former employee, officer, director or trustee of Precision or any of the Precision Subsidiaries or (ii) any beneficiary or dependent of any such employee, officer, director or trustee that is sponsored, maintained or contributed to by Precision or any of the Precision Subsidiaries; or (b) with respect to which Precision or any of the Precision Subsidiaries has any liability, whether direct or indirect, contingent or otherwise.

     “Precision Board” means the board of trustees of Precision.
     “Precision Companies” means Precision and each of the Precision Subsidiaries.
     “Precision Declaration of Trust” means the declaration of trust of Precision dated as of September 22, 2005 between Robert J.S. Gibson, H. Garth Wiggins and Patrick M. Murray, as initial trustees, and Brian E. Roberts, as initial unitholder, as amended.
     “Precision Leased Real Property” means all real property leased by Precision or any of the Precision Subsidiaries.
     “Precision Material Adverse Effect” means a Material Adverse Effect with respect to Precision.
     “Precision Owned Real Property” means all real property owned by Precision or any of the Precision Subsidiaries.
     “Precision Real Property” means the Precision Leased Real Property and the Precision Owned Real Property.
     “Precision Representatives” means a Representative of Precision or the Precision Subsidiaries.
     “Precision Special Voting Units” means the special voting units of Precision, as presently constituted, authorized and issued pursuant to the Precision Declaration of Trust.
     “Precision Subsidiary” means a Subsidiary of Precision. For the avoidance of doubt, PDC, PDLP and Lobos and each of their respective Subsidiaries shall be deemed to be a “Precision Subsidiary.”
     “Precision Subsidiary Charter Documents” means the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement or other governing or organizational documents of each of the Precision Subsidiaries.
     “Precision Trust Units” means the trust units of Precision, as presently constituted, each representing an equal, undivided beneficial interest in Precision.
     “Precision Unit Appreciation Rights” means unit appreciation rights that entitle the holder thereof to receive, in cash, a value equal to the product of (i) the difference between the per unit closing sales price of the Precision Trust Units on the NYSE on the date of exercise, as reported in the Wall Street Journal, and the exercise price of such unit appreciation right; and (ii) and the number of units specified in such unit appreciation right agreement.
     “Proxy Statement/Prospectus” means a proxy statement in definitive form relating to the Grey Wolf Meeting, which proxy statement will be included in the prospectus contained in the Registration Statement.

     “Registration Statement” means the Registration Statement on Form F-4 under the Securities Act and to be filed by Precision with respect to the Precision Trust Units issuable in the Merger.
     “Representative” means any trustee, director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative.
     “Responsible Officers” means (a) for Precision and PDC, each of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of PDC, and (b) for Grey Wolf, each of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of Grey Wolf.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “SEDAR” means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators.
     “SOX” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
     “Subsidiary” means for any Person at any time (a) any corporation of which such Person owns, either directly or through its Subsidiaries, more than 50% of the total combined voting power of all classes of voting securities of such corporation, or (b) any partnership, association, joint venture, limited liability company or other business organization, regardless of whether such constitutes a legal entity, in which such Person directly or indirectly owns more than 50% of the total Equity Interests.
     “Superior Proposal” means a bona fide written Acquisition Proposal (with all percentages used in the definition of Acquisition Proposal increased to 50% for purposes of this definition) made by a Third Party after the date of this Agreement through the Effective Time (or such earlier date that this Agreement is terminated in accordance with the terms set forth herein), if the Grey Wolf Board determines in good faith and after consultation with a financial advisor of national reputation, and taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal that such Acquisition Proposal (a) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Grey Wolf Common Stock than the transactions contemplated by this Agreement (taking into account any amounts payable pursuant to Section 7.3 and any Precision Revised Offer made under Section 5.5(e), as the case may be), (b) contains conditions which are all reasonably capable of being satisfied in a timely manner, and (c) is not subject to any financing contingency or, to the extent financing for such proposal is required, that such financing is then committed in writing by financially sound financial institutions of national reputation.
     “Tax” or “Taxes” (including with correlative meaning, “Taxable”) means (a) any federal, foreign, state, provincial, territorial, municipal, or local tax, including any income, gross income, gross receipts, ad valorem, excise, sales, use, value added, admissions, business, occupation, license, franchise, margin, capital, net worth, customs, premium, real property, personal property, intangibles, capital stock, transfer, profits, windfall profits, environmental, severance, fuel, utility, payroll, social security, employment insurance, unemployment insurance, social insurance, pension plan, employment, withholding, disability, stamp, rent, recording, registration, alternative minimum, unclaimed property, add-on minimum, or other tax, assessment, duty, fee, levy, premium, contribution or other governmental charge of any kind whatsoever imposed by a Governmental Authority (a “Tax Authority”), together with and including, without limitation, any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof, (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other corporation or entity at any time prior to and through the Closing Date, and (c) any liability for the payment of any amount of the type described in the preceding clauses (a) or (b) as a result of a contractual obligation to any other Person or of transferee, successor or secondary liability.
     “Tax Law” means all Applicable Laws with respect to Taxes.
     “Tax Return” means any report, return, estimate, election, designation, form, document, declaration or other information (including any attached schedules and any amendments to such report, return, document, declaration or other information) required to be supplied to or filed with any Tax Authority with respect to any Tax, including an information return and any document with respect to or accompanying payments, deposits or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
     “Third Party” means a Person other than any of the Grey Wolf Companies or any of the Precision Companies.
     “Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.
     “TSX” means the Toronto Stock Exchange.
     “U.S.” means the United States of America.
     “U.S. GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor) applied on a consistent basis.
     “Uncertificated Shares” means shares of Grey Wolf Common Stock that are held in book-entry form.

Term	Section
Acquisition Agreement	Section 5.5(c)(ii)
Acquisition Proposal Recommendation	Section 5.5(c)(ii)
Adverse Recommendation Change	Section 5.5(c)(ii)
Agreement	Preamble

Term	Section
Antitrust Laws	Section 5.9(g)
Cash Election Shares	Section 2.7(b)
Cash Fraction	Section 2.6(a)(iv)(1)(B)
Certificate of Merger	Section 2.1(b)
Claim	Section 5.15(b)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Continuing Employees	Section 5.16(a)
Dissenting Cash Consideration	Section 2.6(a)(iv)(1)
Effective Time	Section 2.1(b)
Elected Cash Consideration	Section 2.6(a)(iv)(1)
Election Form Record Date	Section 2.7(a)
Election Form	Section 2.7(a)
Election Period	Section 2.7(b)
Exchange Agent	Section 2.9(a)
Exchange Fund	Section 2.9(a)
Grey Wolf	Preamble
Grey Wolf 1996 Options	Section 2.6(d)(i)
Grey Wolf 2003 Options	Section 2.6(d)(ii)
Grey Wolf 1996 Plan	Section 3.3(a)
Grey Wolf 2003 Plan	Section 3.3(a)
Grey Wolf 3.75% Notes	Section 3.3(b)
Grey Wolf Bylaws	Section 3.1
Grey Wolf Charter	Section 3.1
Grey Wolf Charter Documents	Section 3.1
Grey Wolf Convertible Notes	Section 3.3(b)
Grey Wolf Designated Director	Section 2.4(a)
Grey Wolf Disclosure Letter	Preamble to Article 3
Grey Wolf Financial Statements	Section 3.7(a)
Grey Wolf Floating Rate Notes	Section 3.3(b)
Grey Wolf Information	Section 5.4(b)
Grey Wolf Material Contracts	Section 3.22(a)
Grey Wolf Permits	Section 3.5(b)
Grey Wolf Regulatory Filings	Section 3.6(b)
Grey Wolf Reports	Section 3.7(a)
Grey Wolf Rights	Section 3.3(a)
Grey Wolf Rights Agreement	Section 3.3(a)
Grey Wolf Voting Agreement	Section 3.3(c)
Grey Wolf Voting Debt	Section 3.3(b)
HSR Act	Section 3.6(b)
Indemnified Parties	Section 5.15(b)
International Plans	Section 3.11(l)
IRS	Section 3.11(a)

Term	Section
Junior Preferred Stock	Section 3.3(a)
Letter of Transmittal	Section 2.9(b)
Lobos	Preamble
Lobos Bylaws	Section 2.3
Lobos Charter	Section 2.3
Lobos Charter Documents	Section 2.3
Mailing Date	Section 2.7(a)
Merger	Section 2.1(a)
Merger Consideration	Section 2.6(a)
No Election Available Cash	Section 2.6(a)(iv)(2)(B)
No Election Shares	Section 2.7(b)
No Election Value	Section 2.6(a)(iv)(2)(B)
Notification and Report Forms	Section 3.6(b)
Optionholder	Section 2.6(d)(vi)
Parties	Recitals
Party	Recitals
PDC	Preamble
PDC Board	Section 2.4(a)
PDC Charter Documents	Section 4.1
Per Share Unit Consideration	Section 2.6(a)(i)
Precision	Preamble
Precision Disclosure Letter	Preamble to Article IV
Precision Financial Statements	Section 4.7(a)
Precision Information	Section 5.4(a)
Precision Material Contracts	Section 4.17
Precision Permits	Section 4.5(b)
Precision Regulatory Filings	Section 4.6(b)
Precision Reports	Section 4.7(a)
Precision Revised Offer	Section 5.5(e)(ii)
Precision Voting Debt	Section 4.3(b)
Regulatory Filings	Section 5.9(a)
Related Documents	Section 3.2(a)
Required Grey Wolf Vote	Section 3.19
Surviving Corporation	Section 2.1(a)
TBCA	Recitals
TCL	Recitals
Termination Date	Section 7.1(b)(i)
Unit Election Shares	Section 2.7(b)
Section 1.2 References and Titles.
     (a) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Articles,

Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or subdivision unless expressly so limited. The words “this Article” and “this Section,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.
     (b) The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
     (c) As used in the representations and warranties contained in this Agreement, the phrase “to the knowledge” of the representing Party or “known” to a representing Party shall mean to the actual knowledge (and not constructive or imputed knowledge) of one or more of the Responsible Officers of the representing Party.
     (d) The Parties have participated jointly in negotiating and drafting this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision(s) of this Agreement.
     (e) All references to “dollar” or “$” shall mean U.S. dollars.
ARTICLE II
THE MERGER
     Section 2.1 The Merger.
     (a) The Merger. Upon the terms and subject to the terms and conditions set forth in this Agreement, at the Effective Time, Grey Wolf shall be merged with and into Lobos (the “Merger”) in accordance with the provisions of this Agreement, and the separate corporate existence of Grey Wolf shall thereupon cease. Lobos shall be the surviving corporation in the Merger and, after the Merger, Lobos shall be referred to from time to time herein as the “Surviving Corporation.” The Merger shall have the effects specified herein, in the TBCA and in the TCL.
     (b) Filings for the Merger; Effective Time. As soon as practicable following the satisfaction or waiver (subject to Applicable Laws) of the conditions set forth in this Agreement, at the Closing, the Parties hereto shall cause a properly executed certificate of merger and articles of merger meeting the requirements of Article 5.04 of the TBCA and Section 10.151 of the TCL (the “Certificate of Merger”) to be filed in accordance therewith. The Merger shall become effective (the “Effective Time”) upon the issuance of the Certificate of Merger under the TBCA and the acceptance of the filing of the

Certificate of Merger under the TCL, in each case by the Secretary of State of the State of Texas, or at such time thereafter as is agreed to by Precision and Grey Wolf and provided in such Certificate of Merger.
     Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Mayer Brown LLP, 700 Louisiana, Suite 3400, Houston Texas as soon as practicable after 10:00 A.M., local time, on the first Business Day immediately following the day on which all of the conditions set forth in Article VI have been satisfied or waived (by the party entitled to waive the condition) (except for those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) or (b) at such other time, date or place as Precision and Grey Wolf may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”
     Section 2.3 Governing Instruments of the Surviving Corporation. At the Effective Time, the certificate of formation of Lobos shall be in the form set forth on Exhibit 2.3(a) (the “Lobos Charter”), and shall remain the certificate of formation of the Surviving Corporation until thereafter amended as provided by the TCL and the Lobos Charter. At the Effective Time, the bylaws of the Surviving Corporation shall be in the form set forth on Exhibit 2.3(b) (the “Lobos Bylaws,” and together with the Lobos Charter, the “Lobos Charter Documents”), and shall remain the bylaws of Lobos until thereafter amended as provided by the TCL and the Lobos Charter Documents.
     Section 2.4 Directors of the Surviving Corporation and PDC.
     (a) The board of directors of Lobos immediately prior to the Effective Time shall continue to be the board of directors of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed.
     (b) At the Effective Time, the board of directors of PDC (the “PDC Board”) shall consist of twelve members that Precision and PDC shall cause to be comprised of three current members of the Grey Wolf Board designated by Grey Wolf (each a “Grey Wolf Designated Director”), after consultation with Precision and before mailing of the Proxy Statement/Prospectus.
     (c) If prior to the Effective Time, any Grey Wolf Designated Director is unwilling or unable to serve (or to continue to serve) as a director of PDC as a result of illness, death, resignation or any other reason, then, any replacement for such Person shall be selected by the Grey Wolf Board, after consultation with Precision, and such replacement shall constitute a Grey Wolf Designated Director.
     (d) At the Effective Time, one Grey Wolf Designated Director shall become a member of the Audit Committee, a second Grey Wolf Designated Director shall become a member of the Nominating and Corporate Governance Committee and a third Grey Wolf Designated Director shall become a member of the Compensation Committee of the PDC Board, as determined by the Nominating and Governance Committee of the PDC Board in light of the requirements of the PDC Board and the committees of the PDC

Board, the qualifications and experience of the Grey Wolf Designated Directors, the recommendations of Grey Wolf and the requirements of Applicable Canadian Securities Laws, the TSX and the NYSE.
     (e) Precision shall ensure that appropriate steps are taken by the general partner of PDLP, on behalf of PDLP, to nominate the Grey Wolf Designated Directors for election to the PDC Board at the first annual meeting of the holders of Precision Trust Units held following the Closing Date.
     Section 2.5 Certain Officers of the Surviving Corporation. At the Effective Time, the individuals listed on Exhibit 2.5 hereto shall have the executive officer positions with the Surviving Corporation set forth opposite their respective names, and each such executive officer shall serve until such executive officer’s successor shall be elected and qualified or such executive officer’s earlier death, resignation, retirement, disqualification or removal. If, at or before the Effective Time, any such Person is unable or unwilling to serve as an executive officer of the Surviving Corporation in the capacity set forth on Exhibit 2.5, then a substitute executive officer shall be selected by the board of directors of the Surviving Corporation after the Effective Time.
     Section 2.6 Effect on Grey Wolf Equity Securities.
     (a) Grey Wolf Common Stock. At the Effective Time, subject to the provisions of this Article II, each share of Grey Wolf Common Stock issued and outstanding immediately prior to the Effective Time, or that is deemed to be issued and outstanding immediately prior to the Effective Time under the terms of the Grey Wolf Senior Notes Indentures in connection with the conversion procedures for the Grey Wolf Convertible Notes, and the Grey Wolf Options (other than Grey Wolf Dissenting Shares and shares of Grey Wolf Common Stock to be cancelled without payment of any consideration therefor pursuant to Section 2.6(c)), shall represent the right to receive the following consideration (collectively, the “Merger Consideration”):
(i)	each Unit Election Share shall be converted into the right to receive the number of Precision Trust Units equal to the Exchange Ratio (the “Per Share Unit Consideration”), subject to adjustment in accordance with this Section 2.6(a) and Section 2.10;

(ii)	each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration in cash, without interest, subject to adjustment in accordance with this Section 2.6(a) and Section 2.10;

(iii)	each No Election Share shall be converted into the right to receive the Per Share Unit Consideration and/or the Per Share Cash Consideration in cash, without interest, as provided in this Section 2.6(a) below, subject to adjustment in accordance with Section 2.10;

(iv)	Notwithstanding the foregoing, if:

     (1) the sum of (i) the product of (x) the total number of Cash Election Shares and (y) the Per Share Cash Consideration (such product being the “Elected Cash Consideration”) that would be paid upon conversion of the Cash Election Shares in the Merger plus (ii) the product of (x) the total number of Grey Wolf Dissenting Shares and (y) the Per Share Cash Consideration (the “Dissenting Cash Consideration”) exceeds the Available Cash Consideration, then:
          (A) each Unit Election Share and each No Election Share shall be converted into the right to receive the Per Share Unit Consideration; and
          (B) each Cash Election Share shall be converted into the right to receive (i) an amount of cash (without interest) equal to the product of (w) the Per Share Cash Consideration multiplied by (x) a fraction, the numerator of which shall be the difference between the Available Cash Consideration and the Dissenting Cash Consideration and the denominator of which shall be the Elected Cash Consideration (the fraction described in this clause (x) being referred to as the “Cash Fraction”) and (ii) a number of Precision Trust Units equal to the product of (y) the Exchange Ratio multiplied by (z) one (1) minus the Cash Fraction; or
     (2) the sum of the Elected Cash Consideration and the Dissenting Cash Consideration is less than the Available Cash Consideration, then:
          (A) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration;
          (B) if (a) the product of (x) the number of No Election Shares plus the number of the Notes Shares and (y) the Per Share Cash Consideration (the “No Election Value”) equals or exceeds (b) the difference between the Available Cash Consideration and the sum of the Elected Cash Consideration and the Dissenting Cash Consideration (the “No Election Available Cash”), then (i) on a pro rata basis, a number of No Election Shares equal to (1) the No Election Available Cash divided by the Per Share Cash Consideration multiplied by (2) a fraction the numerator of which shall be the number of No Election Shares and the denominator of which shall be the number of No Election Shares plus the number of Notes Shares shall each be converted into the right to receive the Per Share Cash Consideration, with the remainder of the No Election Shares each being converted into the right to receive the Per Share Unit Consideration and (ii) each Unit Election Share shall be converted into the right to receive the Per Share Unit Consideration; and

          (C) if the No Election Value is less than the No Election Available Cash, then (i) each No Election Share shall be converted into the right to receive the Per Share Cash Consideration and (ii) each Unit Election Share shall be converted into the right to receive (a) an amount of cash (without interest) equal to (x) the difference between the No Election Available Cash and the No Election Value divided by (y) the number of Unit Election Shares and (b) a number of Precision Trust Units equal to the product of (x) the Exchange Ratio and (y) one (1) minus the fraction determined by dividing the amount of cash determined pursuant to the preceding clause (a) by the Per Share Cash Consideration.
     (3) the sum of the Elected Cash Consideration and the Dissenting Cash Consideration equals the Available Cash Consideration, then:
          (A) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration; and
          (B) each Unit Election Share and No Election Share shall be converted into the right to receive the Per Share Unit Consideration; and
(v)	notwithstanding the definition of Available Cash Consideration, Precision shall have the option, in its sole discretion, to increase the amount of the Available Cash Consideration to any amount up to and including the amount of the sum of the Elected Cash Consideration and the Dissenting Cash Consideration plus the product of (1) the No Election Shares and (2) the Per Share Cash Consideration; provided that Precision may not increase the Available Cash Consideration to an amount that, in the reasonable opinion of counsel to Precision and counsel to Grey Wolf, would cause such counsel to be unable to render the opinions described in Section 6.2(d) and Section 6.3(d), respectively.
     (b) From and after the Effective Time, the Grey Wolf Common Stock converted into the Merger Consideration pursuant to this Article II shall no longer remain outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate previously representing any such Grey Wolf Common Stock or Uncertificated Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration to which such holder may be entitled pursuant to this Section 2.6, (ii) any dividends and other distributions in accordance with Section 2.9(c) and (iii) any cash to be paid in lieu of any fractional Precision Trust Units in accordance with Section 2.9(e).
     (c) Grey Wolf Treasury Stock. At the Effective Time, all shares of Grey Wolf Common Stock that are held immediately prior to the Effective Time by Grey Wolf or any of the Grey Wolf Subsidiaries shall be cancelled and no payment shall be made in respect thereof.
     (d) Grey Wolf Stock Options.
(i)	All holders of Grey Wolf 1996 Options will be given the opportunity to exercise any such options, to the extent that the option is outstanding, for a reasonable period which is at least 10 days prior to the Effective Time. Any such holder who exercises an outstanding Grey Wolf 1996 Option prior to the Effective Time shall be eligible to participate in the Merger as a holder of record of Grey Wolf Common Stock in accordance with Section 2.7 and the other terms and conditions of this Agreement. Any Grey Wolf 1996 Options that are outstanding as of the Effective Time shall be terminated as of the Effective Time such that, as of the Effective Time, no Grey Wolf 1996 Options shall be outstanding. Grey Wolf shall provide notice of the termination to each holder of a Grey Wolf 1996 Option and shall take all actions necessary to effect such termination. For purposes of this Agreement, “Grey Wolf 1996 Options” means options to acquire shares of Grey Wolf Common Stock identified in Section 3.3(b) of the Grey Wolf Disclosure Letter that (A) were issued under the Grey Wolf 1996 Stock Plan or (B) that are nonqualified stock options issued pursuant to agreements with non-employee directors and not issued under either Grey Wolf Stock Plan.

(ii)	All options to acquire shares of Grey Wolf Common Stock (A) identified in Section 3.3(b) of the Grey Wolf Disclosure Letter that were issued under the Grey Wolf 2003 Stock Plan, (B) that are issued after the date hereof under the Grey Wolf 2003 Stock Plan or (C) that are otherwise issued after the date hereof, only if issued in accordance with Section 5.2(d) (collectively, the “Grey Wolf 2003 Options”) shall, in each case set forth in clauses (A), (B) and (C) of this paragraph, to the extent they are outstanding as of the Effective Time, be converted into Precision Unit Appreciation Rights pursuant to the terms of Section 2.6(d)(iii). Holders of Grey Wolf 2003 Options who exercise outstanding Grey Wolf 2003 Options prior to the Effective Time shall be eligible to participate in the Merger as a holder of record of Grey Wolf Common Stock in accordance with Section 2.7 and the other terms and conditions of this Agreement.

(iii)	Grey Wolf 2003 Options that are not exercised prior to the Effective Time pursuant to Section 2.6(d)(ii) and that remain outstanding as of the Effective Time shall be converted into Precision Unit Appreciation Rights pursuant to this Section 2.6(d)(iii). Each Precision Unit Appreciation Right into which an outstanding Grey Wolf 2003 Option is converted (A) shall be subject to the same term and vesting schedule as applied to the corresponding Grey Wolf 2003 Option; (B) shall be settled in cash; (C) shall have an exercise price per unit equal to the exercise price per share of Grey Wolf Common Stock applicable under the corresponding Grey Wolf 2003 Option immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per unit determined by the foregoing being rounded up to the nearest whole cent); and (D) shall apply to that number of Precision Trust Units equal to the number of shares of Grey Wolf Common Stock subject to the corresponding Grey Wolf 2003 Option as of the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole unit). Precision shall establish a plan pursuant to which the Precision Unit Appreciation Rights will be issued, which plan shall include terms and conditions that are substantially similar in all material respects to the terms and conditions of the Grey Wolf 2003 Stock Plan as applied to the Grey Wolf 2003 Options taking into account the provisions of this Section 2.6(d)(iii) and the difference in the nature of the awards. Precision shall take all necessary actions to ensure that the plan is effective as of the Effective Time. It is intended that the conversion of Grey Wolf 2003 Options into Precision Unit Appreciation Rights shall be effected in a manner which is consistent with sections 424(a) and 409A of the Code and such conversion shall be effected in such manner, including a reasonable good faith interpretation by Precision of guidance under section 409A that the Precision Trust Units constitute service recipient stock within the meaning of section 409A and applicable guidance, and the provisions of this Section 2.6(d) shall be interpreted accordingly.

(iv)	As soon as practicable following the Effective Time, Precision shall deliver to the holders of Grey Wolf 2003 Options to be converted into Precision Unit Appreciation Rights pursuant to this Section 2.6(d) appropriate notices setting forth such holders’ rights with respect to such Precision Unit Appreciation Rights and the agreements evidencing the grants of such Precision Unit Appreciation Rights effective as of the Effective Time.

(v)	From and after the date of this Agreement, Grey Wolf and the Grey Wolf Subsidiaries shall not take any action to provide for (A) the acceleration of the exercisability of any Grey Wolf Option in connection with the Merger or otherwise, unless such acceleration is already provided for under the terms of such Grey Wolf Options or change in control agreements in existence on the date of this Agreement, or (B) the extension of the term or period of exercise of any Grey Wolf Option.

(vi)	The holders of outstanding Grey Wolf Options (each an “Optionholder”) shall be given the ability to elect to exercise Grey Wolf Options contingent on the transactions contemplated by this Agreement. If an Optionholder elects to exercise a Grey Wolf Option contingent on the transactions contemplated by this Agreement, at the Optionholder’s election, any Merger Consideration to which such Optionholder is otherwise entitled under this Agreement shall be reduced by the sum of (A) the aggregate exercise price of the Grey Wolf Options that are so exercised, and (B) the amount of any withholding taxes attributable to the such exercise, with any such reduction first being made from any Merger Consideration payable in cash and, if such cash Merger Consideration is not sufficient to satisfy the obligations, from any Merger Consideration payable in Precision Trust Units. Grey Wolf shall use commercially reasonable best efforts to encourage each holder of Grey Wolf Options who intends to exercise Grey Wolf Options prior to the Effective Time to deliver a notice of option exercise to Grey Wolf at least two Business Days prior to the Effective Time.
     (e) Grey Wolf Restricted Stock. At the Effective Time, each share of Grey Wolf Restricted Stock that is outstanding immediately prior to the Effective Time shall vest in full and the restrictions thereon shall lapse, and, as of the Effective Time, each share of Grey Wolf Common Stock that was formerly Grey Wolf Restricted Stock shall be entitled to receive the Merger Consideration determined in accordance with Section 2.6 based on the holder’s election in accordance with Section 2.7; provided, however, that, upon the lapsing of restrictions with respect to each share of Grey Wolf Restricted Stock, Grey Wolf shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax Law with respect to the lapsing of such restrictions.
     (f) Grey Wolf Dissenting Shares. Grey Wolf Dissenting Shares shall not be converted into or represent the right to receive any Merger Consideration, but instead shall represent only the right to receive the amount determined pursuant to the provisions of Article 5.12 of the TBCA. At the Effective Time, any Grey Wolf Dissenting Shareholder shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for such Grey Wolf Dissenting Shareholder’s Grey Wolf Dissenting Shares in accordance with Article 5.12 of the TBCA. If a Grey Wolf Dissenting Shareholder has so failed to perfect or lost his right to receive, or has effectively withdrawn his demand for, the amount determined under Article 5.12 of the TBCA, the shares of Grey Wolf Common Stock held by such holder shall cease to be Grey Wolf Dissenting Shares and shall entitle such holder to receive the Merger Consideration in respect of such shares as received by the No Election Shares pursuant to Section 2.6(a), and promptly following the occurrence of such event and upon the surrender of the Certificate(s) representing such shares, the Exchange Agent and the Surviving Corporation shall deliver to such holder the Merger Consideration in respect of such shares. Grey Wolf shall comply with those provisions of Article 5.12 of the TBCA which are required to be performed by Grey Wolf prior to the Effective Time to the reasonable satisfaction of Precision. Grey Wolf shall give Precision (i) prompt notice of any written demands to exercise dissenter’s rights and (ii) an opportunity to participate at its own expense in all negotiations and proceedings with respect to demands for fair value under the TBCA. Grey Wolf shall not, except with the prior written consent of Precision (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to demands for fair value under the TBCA or offer to settle or settle any such claims.
     Section 2.7 Election Procedures.
     (a) Not less than thirty (30) days prior to the anticipated Effective Time (the “Mailing Date”), an election form in such form as Precision shall specify and as shall be reasonably acceptable to Grey Wolf (the “Election Form”) shall be mailed to each holder of record of shares of Grey Wolf Common Stock as of five (5) Business Days prior to the Mailing Date (the “Election Form Record Date”) and Grey Wolf Derivative Security Holders with respect to Grey Wolf Derivative Securities that have not been exercised or converted, as applicable, as of the Election Form Record Date and which are exercisable prior to the Effective Time.
     (b) Each Election Form shall permit the holder (or the Beneficial Owner through appropriate and customary documentation and instructions) of Grey Wolf Common Stock and each Grey Wolf Derivative Security Holder to specify (i) the number of shares of such holder’s Grey Wolf Common Stock with respect to which such holder elects to receive the Per Share Unit Consideration (the “Unit Election Shares”), (ii) the number of shares of such holder’s Grey Wolf Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (the “Cash Election Shares”) or (iii) that such holder makes no election with respect to such holder’s Grey Wolf Common Stock (the “No Election Shares”). Any Grey Wolf Common Stock with respect to which the Exchange Agent does not receive an effective, properly completed Election Form during the period from the Mailing Date to the Election Deadline (the “Election Period”) shall be deemed to be No Election Shares. Precision and Grey Wolf shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the anticipated Effective Time. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Precision shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.
     (c) Precision shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or Beneficial Owners) of Grey Wolf Common Stock or Grey Wolf Stock Options during the Election Period, and Grey Wolf shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
     (d) Any election made pursuant to this Section 2.7 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. Any Election Form may be revoked or changed by the Person submitting such Election Form, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the shares of Grey Wolf Common Stock represented by such Election Form shall become No Election Shares, except to the extent (if any) a subsequent election is properly made during the Election Period with respect to any or all of such shares of Grey Wolf Common Stock. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Precision or Grey Wolf or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.
     Section 2.8 Effect on Grey Wolf Debt Securities. Effective as of the Effective Time, Surviving Corporation shall execute and deliver supplemental indentures whereby it shall agree to be bound by the conversion provisions of each of the Grey Wolf Senior Notes Indentures and take all other action necessary, such that following the Effective Time, each outstanding Grey Wolf Convertible Note will be convertible into the kind and amount of Merger Consideration, in accordance with Section 2.6 and Section 2.7, that a holder of such Grey Wolf Convertible Note would have had the right to receive had such Grey Wolf Convertible Note been converted into Grey Wolf Common Stock immediately prior to the Effective Time as No Election Shares. At or before the Effective Time, Grey Wolf shall comply with all other provisions of the Grey Wolf Senior Notes Indentures relating to the Merger and the assumption by the Surviving Corporation of the obligations under the Grey Wolf Senior Notes Indentures in connection with the Merger.
     Section 2.9 Exchange of Certificates.
     (a) Prior to the Effective Time, Precision shall appoint a bank or trust company reasonably satisfactory to Precision and Grey Wolf to act as exchange agent (the “Exchange Agent”). Precision shall deposit, or cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Grey Wolf Common Stock for exchange in accordance with this Article II, (i) Certificates representing the aggregate number of Precision Trust Units to be issued as Merger Consideration pursuant to Section 2.6(a) and Section 2.8 and delivered pursuant to this Section 2.9 in exchange for outstanding shares of Grey Wolf Common Stock (including shares of Grey Wolf Common Stock issued as a result of the exercise of Grey Wolf Stock Options prior to the Effective Time), the Grey Wolf Restricted Stock and the Grey Wolf Convertible Notes, (ii) cash in the aggregate amount of the cash portion of the Merger Consideration pursuant to Section 2.6(a) and Section 2.8, and (iii) when and as needed, Precision shall provide the Exchange Agent cash sufficient to pay cash in lieu of fractional Precision Trust Units (such cash and Certificates for Precision Trust Units, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).
     (b) Promptly after the Effective Time, Precision shall cause the Exchange Agent to mail to each holder of shares of Grey Wolf Common Stock (including holders of shares of Grey Wolf Common Stock acquired as a result of the exercise of Grey Wolf

Stock Options prior to the Effective Time) and the Grey Wolf Restricted Stock: (i) a letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and shall be in such form and have such other provisions as Precision may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for Precision Trust Units, the cash portion of the Merger Consideration, any unpaid dividends and distributions on Precision Trust Units in accordance with this Section 2.9 and cash in lieu of fractional Precision Trust Units in accordance with this Section 2.9. Upon surrender of a Certificate or transfer of the Uncertificated Shares for cancellation to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Grey Wolf Common Stock or Grey Wolf Restricted Stock shall be entitled to receive in exchange therefor (A) Precision Trust Units, and (B) a check representing the amount of cash (including the cash portion of the Merger Consideration and cash in lieu of fractional units, if any), and unpaid dividends and distributions (if any), which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax and other reductions, and, if applicable, the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash portion of the Merger Consideration, cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Grey Wolf Common Stock. In the event of a transfer of ownership of Grey Wolf Common Stock that is not registered in the transfer records of Grey Wolf, the proper number of Precision Trust Units, together with a check for the cash portion of the Merger Consideration, as the case may be, and cash to be paid in lieu of fractional units and unpaid dividends and distributions (if any), may be issued to such a transferee if the Certificate or Uncertificated Share representing such Grey Wolf Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. The Precision Trust Units constituting part of the Merger Consideration shall be certificated.
     (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Precision Trust Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or any Uncertificated Shares not transferred with respect to the Precision Trust Units issuable upon surrender of such Certificate or transfer of such Uncertificated Share as a result of the conversion provided in this Article II until such Certificate is surrendered or Uncertificated Share is transferred as provided herein. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name such Precision Trust Units have been registered, (i) promptly after the time of such surrender or transfer, the amount of any cash payable in lieu of fractional Precision Trust Units to which such Person is entitled pursuant to this Section 2.9 and the amount of all dividends or other distributions with a record date after the Effective Time and paid prior to the time of such surrender or transfer with respect to such Precision Trust Units, and (ii) at the appropriate payment date, the amount of all dividends or other distributions with a record date after the Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer payable with respect to such Precision Trust Units.
     (d) After the Effective Time there shall be no transfers on the stock transfer books of Grey Wolf of the shares of Grey Wolf Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Precision, the presented Certificates or Uncertificated Shares shall be cancelled and exchanged for Precision Trust Units, the cash portion of the Merger Consideration, and cash in lieu of fractional units and unpaid dividends or distributions, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article II.
     (e) No fractional Precision Trust Units shall be issued pursuant to this Agreement. All fractional Precision Trust Units that a holder of shares of Grey Wolf Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest equal to such fraction of a Precision Trust Unit multiplied by the closing sale price of a Precision Trust Unit on the NYSE on the trading day immediately preceding the Effective Time.
     (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Certificates for Precision Trust Units) that remains undistributed to the former shareholders of Grey Wolf one year after the Effective Time shall be delivered to Precision. Any former shareholders of Grey Wolf who have not theretofore complied with this Section 2.9 shall thereafter look only to Precision for their Precision Trust Units, their cash portion of the Merger Consideration, and cash in lieu of fractional Precision Trust Units and for any unpaid dividends and distributions, if any, on the Precision Trust Units deliverable to such former shareholder pursuant to this Agreement.
     (g) None of Precision, Grey Wolf, the Exchange Agent or any other Person shall be liable to any Person for any portion of the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Precision, the posting by such Person of a bond in such reasonable amount as Precision may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, Precision Trust Units, the cash portion of the Merger Consideration, and cash in lieu of fractional Precision Trust Units and unpaid dividends and distributions, if any, on the Precision Trust Units, as provided in this Section 2.9, deliverable in respect thereof pursuant to this Agreement.
     (i) If any portion of the cash portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
     Section 2.10 Adjustment of Exchange Ratio. If, between the date of this Agreement and the Effective Time (and in each case, only as permitted by Section 5.2), the outstanding shares of Grey Wolf Common Stock or the outstanding Precision Trust Units shall have been increased, decreased, changed into or exchanged for a different number of shares or units or different class, in each case, by reason of any reclassification, recapitalization, stock or unit split, split-up, combination or exchange of shares or units or a stock or unit dividend or distribution or dividend or distribution payable in other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration (and as a result, the Exchange Ratio, the Per Share Unit Consideration, the Per Share Cash Consideration and any other similarly depending items) shall be appropriately adjusted to provide to the holders of Grey Wolf Common Stock the same economic effect as contemplated by this Agreement prior to such event.
     Section 2.11 Withholding. Each of Precision and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person pursuant to this Article II such amounts as are required to be deducted or withheld under the Code, the Income Tax Act or any provision of state, local or foreign Tax Law with respect to the making of such payment (including withholding Precision Trust Units). Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GREY WOLF
     As an inducement for Precision, PDC and Lobos to enter into this Agreement, Grey Wolf hereby makes the following representations and warranties to Precision, PDC and Lobos; provided, however, that such representations and warranties shall be subject to and qualified by: (a) the disclosure letter delivered by Grey Wolf to Precision as of the date hereof (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) (the “Grey Wolf Disclosure Letter”) (it being understood that (i) the disclosure of any fact or item in any section of the Grey Wolf Disclosure Letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (ii) the disclosure of any matter or item in the Grey Wolf Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Grey Wolf Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Grey Wolf Material Adverse Effect); and (b) information contained in the Grey Wolf Reports (excluding any exhibits thereto and excluding disclosures under “Risk Factors” and other forward-looking or predictive statements) filed with the SEC prior to the date hereof (but only to the extent that such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties).
     Section 3.1 Corporate Existence; Good Standing; Corporate Authority. Grey Wolf is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of the State of Texas. Grey Wolf is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of its property or the nature of Grey Wolf’s business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect. Grey Wolf has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is currently being conducted. Grey Wolf has delivered to Precision true, accurate and complete copies of the Amended and Restated Articles of Incorporation (including any and all Certificates of Designations), as amended to date (the “Grey Wolf Charter”), and the Amended and Restated Bylaws of Grey Wolf, as amended to date (the “Grey Wolf Bylaws,” and together with the Grey Wolf Charter, the “Grey Wolf Charter Documents”), and each Grey Wolf Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Grey Wolf is not in violation of the Grey Wolf Charter Documents.
     Section 3.2 Authorization, Validity and Effect of Agreements.
     (a) Grey Wolf has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements, instruments, certificates and documents contemplated hereunder (collectively, the “Related Documents”) to which it is, or will become, a party, to perform its obligations hereunder and thereunder and to consummate the Merger and all other transactions contemplated hereunder and thereunder, subject to the approval of the Grey Wolf Proposal by Grey Wolf’s shareholders. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Merger and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of Grey Wolf, and no other corporate proceedings by Grey Wolf are necessary to authorize the execution and delivery of this Agreement or the Related Documents or to consummate the Merger and the other transactions contemplated hereunder or under the Related Documents, except for the approval of the Grey Wolf Proposal by Grey Wolf’s shareholders, the filing of the Certificate of Merger pursuant to the TBCA and the TCL and the Governmental Authority applications and approvals described in Section 3.6(b).
     (b) This Agreement and each of the Related Documents to which Grey Wolf is a party have been or will be duly executed by Grey Wolf and, assuming the due authorization, execution and delivery hereof and thereof by Precision and Lobos to the extent a party hereof and thereof, constitute the valid and legally binding obligations of Grey Wolf, enforceable against Grey Wolf in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). Grey Wolf has taken all action necessary to render the restrictions set forth in Article 13.03 of the TBCA inapplicable to this Agreement and the transactions contemplated hereby.
     Section 3.3 Capitalization.
     (a) The authorized capital stock of Grey Wolf consists of 500,000,000 shares of Grey Wolf Common Stock and 1,000,000 shares of Grey Wolf Preferred Stock, 200,000 shares of which have been designated as Grey Wolf Convertible Redeemable Preferred Stock and 250,000 shares of which have been designated as Series B Junior Participating Preferred Stock (the “Junior Preferred Stock”). As of the close of business on August 21, 2008, there were 198,271,783 issued and outstanding shares of Grey Wolf Common Stock (including 2,683,067 shares of Grey Wolf Restricted Stock), 19,333,954 shares of Grey Wolf Common Stock held by Grey Wolf in its treasury, and no issued or outstanding shares of Grey Wolf Preferred Stock. The shareholders of Grey Wolf previously approved a 1996 Employee Stock Option Plan, as amended (the “Grey Wolf 1996 Plan”), and a 2003 Incentive Plan, as amended (the “Grey Wolf 2003 Plan”). As of August 21, 2008, 680,560 shares of Grey Wolf Common Stock were reserved for future issuance pursuant to outstanding Grey Wolf 1996 Options under the Grey Wolf 1996 Plan, 2,619,838 shares of Grey Wolf Common Stock were reserved for future issuance pursuant to outstanding Grey Wolf 2003 Options granted under the Grey Wolf 2003 Plan, 700,500 shares of Grey Wolf Common Stock were reserved for future issuances pursuant to outstanding Grey Wolf Options not granted under a plan and 178,938 shares of Junior Preferred Stock were reserved for future issuance pursuant to that certain Rights Agreement between Grey Wolf and American Stock Transfer and Trust dated September 21, 1998 (the “Grey Wolf Rights Agreement”). Pursuant to the Grey Wolf Rights Agreement, each outstanding share of Grey Wolf Common Stock is accompanied by one Junior Preferred Stock Purchase Right (the “Grey Wolf Rights”) entitling the holder thereof to purchase, subject to the terms and conditions thereof, Equity Interests of Grey Wolf. As of August 21, 2008, there were no shares of Grey Wolf Common Stock remaining available for the grant of awards under Grey Wolf 1996 Plan and 5,412,524 shares of Grey Wolf Common Stock remaining available for the grant of awards under Grey Wolf 2003 Plan. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Grey Wolf. All shares of Grey Wolf Common Stock are, and all shares of Grey Wolf Common Stock which may be issued and outstanding immediately prior to the Effective Time as permitted under this Agreement shall be when issued, duly authorized, validly issued, fully paid and nonassessable shares of Grey Wolf Common Stock and not subject to any preemptive rights.
     (b) Grey Wolf has no outstanding bonds, debentures, promissory notes or other Indebtedness that are convertible into or exercisable for Equity Interests, except for Grey Wolf’s 3.75% Contingent Convertible Senior Notes due 2023 (the “Grey Wolf 3.75% Notes”) and Grey Wolf’s Floating Rate Contingent Convertible Senior Notes due

2024 (the “Grey Wolf Floating Rate Notes,” and together with the Grey Wolf 3.75% Notes, the “Grey Wolf Convertible Notes”). Grey Wolf has no outstanding bonds, debentures, promissory notes or other Indebtedness, the holders of which have the right to vote with the shareholders of Grey Wolf on any matter (collectively, the “Grey Wolf Voting Debt”). As of the date of this Agreement, except as set forth in this Section 3.3, Grey Wolf and the Grey Wolf Subsidiaries have not issued, sold, granted or delivered, are not obligated to issue, sell, grant or deliver (or to cause to be issued, sold, granted or delivered), and are not a party to any Contract or other obligation to issue, sell, grant or deliver, any Equity Interest (including, without limitation, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind pursuant to which a Person is entitled to acquire an Equity Interest) or Grey Wolf Voting Debt of any nature or any additional shares of capital stock or any other Equity Interest in Grey Wolf or any Grey Wolf Subsidiary. Section 3.3(b) of the Grey Wolf Disclosure Letter sets forth a true, correct and complete list of all outstanding Grey Wolf Options and Grey Wolf Restricted Stock as of August 21, 2008, including grantee name and exercise price (if any). Except under the respective terms of Grey Wolf Convertible Notes and the Grey Wolf Rights, there are no outstanding or authorized (i) contractual or other obligations of Grey Wolf or any of the Grey Wolf Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interest of Grey Wolf or any of the Grey Wolf Subsidiaries or any such securities or agreements referred to in the prior sentence or (ii) voting trusts or similar agreements to which Grey Wolf or any of the Grey Wolf Subsidiaries is a party with respect to the voting of the capital stock of Grey Wolf or any of the Grey Wolf Subsidiaries.
     (c) Grey Wolf has received from each of the directors and executive officers of Grey Wolf set forth on Schedule A an executed voting agreement substantially in the form attached hereto as Exhibit 3.3 (the “Grey Wolf Voting Agreements”). Grey Wolf has delivered to Precision true, correct and complete executed copies of the Grey Wolf Voting Agreements.
     Section 3.4 Subsidiaries.
     (a) Each Grey Wolf Subsidiary is a corporation, limited partnership or other legal entity duly organized or constituted and validly existing under the Applicable Laws of its jurisdiction of incorporation, organization or formation. Each Grey Wolf Subsidiary has all requisite corporate, limited liability company, partnership or other business power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted, except (with respect to foreign Grey Wolf Subsidiaries only) as would have an immaterial effect on Grey Wolf and the Grey Wolf Subsidiaries, taken as a whole. Each Grey Wolf Subsidiary is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership or lease and operation of its property or the nature of its business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect. All of the outstanding shares of capital stock of, or other Equity Interests in, each Grey Wolf Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Grey Wolf (except for Equity Interests representing an immaterial ownership required under the Applicable Laws of any foreign jurisdiction to be owned by others), free and clear of all Liens, except for Permitted Liens and Liens granted under the Grey Wolf Credit Agreement.
     (b) Section 3.4(b) of the Grey Wolf Disclosure Letter sets forth all Grey Wolf Subsidiaries and the percentage Equity Interest of such Grey Wolf Subsidiary held, directly or indirectly, by Grey Wolf. Grey Wolf’s Subsidiaries are not in violation of their respective Grey Wolf Subsidiary Charter Documents.
     Section 3.5 Compliance with Laws; Permits. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, and except for (x) matters relating to Taxes, which are treated exclusively in Section 3.10, (y) matters relating to Grey Wolf Benefit Plans, which are treated exclusively under Section 3.11 and (z) matters arising under Environmental, Health and Safety Laws, which are treated exclusively in Section 3.13:
     (a) Neither Grey Wolf nor any Grey Wolf Subsidiary is in violation of any Applicable Law relating to the ownership or operation of any of its assets or businesses, and no Claim is pending or, to the knowledge of Grey Wolf, threatened with respect to any such matters;
     (b) Grey Wolf and each Grey Wolf Subsidiary hold all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of their respective businesses (the “Grey Wolf Permits”). All Grey Wolf Permits are in full force and effect and there exists no default thereunder or breach thereof, and Grey Wolf has no notice or knowledge that such Grey Wolf Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Authority has given, or to the knowledge of Grey Wolf, threatened to give, notice of any action to terminate, cancel or reform any Grey Wolf Permits; and
     (c) Grey Wolf and each Grey Wolf Subsidiary possess all Grey Wolf Permits required for the present ownership or lease, as the case may be, and operation of all Grey Wolf Real Property, and there exists no default or breach with respect to, and no Person, including any Governmental Authority, has taken or, to the knowledge of Grey Wolf, threatened to take, any action to terminate, cancel or reform any such Grey Wolf Permit pertaining to Grey Wolf Real Property.
     Section 3.6 No Conflict; Consents.
     (a) Except as disclosed in Section 3.6(a) of the Grey Wolf Disclosure Letter, the execution and delivery by Grey Wolf of this Agreement and the Related Documents, the performance of the obligations of Grey Wolf hereunder and thereunder and the consummation by Grey Wolf of the Merger and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with or result in a breach of any provisions of the Grey Wolf Charter Documents, (ii) conflict with or result in a breach of any provisions of the Grey Wolf Subsidiary Charter Documents, (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, impair Grey Wolf’s rights under, alter the rights or obligations of third parties under, result in the termination of or in a right of termination or cancellation of, give rise to a right of purchase under, or accelerate the performance required by, any Grey Wolf Material Contract or other Contract, (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Grey Wolf or the Grey Wolf Subsidiaries under any Grey Wolf Material Contract or by which Grey Wolf or the Grey Wolf Subsidiaries or any of their properties is bound or affected, (v) result in any Grey Wolf Material Contract being declared void, voidable, or without further binding effect, (vi) otherwise result in a detriment to Grey Wolf or any of the Grey Wolf Subsidiaries under any of the terms, conditions or provisions of any Grey Wolf Material Contract or other Contract by which Grey Wolf or any of the Grey Wolf Subsidiaries is bound or to which any of their properties is subject or (vii) (assuming that the consents and approvals referred to in Section 3.6(b) are duly and timely made or obtained and that the Grey Wolf Proposal is approved by the requisite vote of the Grey Wolf shareholders) contravene, conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Grey Wolf or any of the Grey Wolf Subsidiaries, other than, in the cases of clauses (ii) through (vii), any such violations, conflicts, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations, Liens, voidings or detriments that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.
     (b) Neither the execution and delivery by Grey Wolf of this Agreement or any Related Document nor the consummation by Grey Wolf of the Merger and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, notice to or filing or registration with any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Texas and appropriate documents required to be filed as a result of the Merger with the relevant Governmental Authorities in the states and foreign jurisdictions in which Grey Wolf, Lobos or any other Grey Wolf Subsidiary is qualified to conduct business, (ii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and the filing and effectiveness of the Registration Statement, (iii) filings required under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), including the filing of forms and other documents with the FTC and the Antitrust Division of the DOJ as required by the HSR Act (“Notification and Report Forms”), (iv) filings required under federal and state securities or “Blue Sky” laws, applicable non-U.S. laws or the rules of the AMEX or NYSE and (v) any other applicable filings or notifications under the antitrust, competition or similar Applicable Laws of foreign jurisdictions ((i), (ii), (iii), (iv) and (v) collectively, the “Grey Wolf Regulatory Filings”), except for any failures to obtain any such consent, approval or authorization or to make any such filing, notification or registration that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.
     Section 3.7 SEC Documents.
     (a) Grey Wolf has filed with the SEC all documents required to be so filed by it since January 1, 2007 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and has made available to Precision each registration statement, periodic or other report, proxy statement, schedule or information statement (other than preliminary materials) it has so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Grey Wolf Reports”). As used in this Section 3.7, the term “file” shall include any reports on Form 8-K furnished to the SEC. As of its respective date or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, each Grey Wolf Report complied in all material respects with the applicable requirements of the Exchange Act, SOX and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Grey Wolf Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Grey Wolf and the Grey Wolf Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in shareholders’ equity included in or incorporated by reference into the Grey Wolf Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in shareholders’ equity, as the case may be, of Grey Wolf and the Grey Wolf Subsidiaries for the periods set forth therein (such consolidated balance sheets and consolidated statements of operations, cash flows and changes in shareholders’ equity, each including the notes and schedules thereto, the “Grey Wolf Financial Statements”). The Grey Wolf Financial Statements (i) complied as to form in all material respects with the published rules and regulations of the SEC and (ii) were prepared in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted in the Grey Wolf Financial Statements or as permitted by Form 10-Q or Form 8-K.
     (b) Grey Wolf has not entered into or modified any loans or arrangements with its officers and directors in violation of Section 402 of SOX. Grey Wolf has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Grey Wolf’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Grey Wolf in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Grey Wolf as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. The management of Grey Wolf has completed its assessment of the effectiveness of Grey Wolf’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the year ended December 31, 2007, and such assessment concluded that such controls were effective. To the knowledge of Grey Wolf, it has disclosed, based on its most recent evaluations, to Grey Wolf’s outside auditors and the audit committee of the Grey Wolf Board (i) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect Grey Wolf’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (ii) any fraud, regardless of whether material, that involves management or other employees who have a significant role in Grey Wolf’s internal controls over financial reporting.
     (c) Since January 1, 2007, to the knowledge of Grey Wolf, neither Grey Wolf nor any of the Grey Wolf Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Grey Wolf or any of the Grey Wolf Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or Claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Grey Wolf or any of the Grey Wolf Subsidiaries, including any material complaint, allegation, assertion or Claim that Grey Wolf or any of the Grey Wolf Subsidiaries has a “material weakness” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 2, as in effect on the date hereof), in Grey Wolf’s internal controls over financial reporting.
     Section 3.8 Litigation. Except (a) matters relating to Tax matters, which are treated exclusively under Section 3.10, (b) matters relating to Grey Wolf Benefit Plans, which are treated exclusively under Section 3.11 and (c) matters arising under Environmental, Health and Safety Laws, which are treated exclusively under Section 3.13, there is no litigation, arbitration, mediation, action, suit, Claim, proceeding or investigation, whether legal or administrative, pending against Grey Wolf or any of the Grey Wolf Subsidiaries or, to Grey Wolf’s knowledge, threatened against Grey Wolf or any of the Grey Wolf Subsidiaries or any of their respective assets, properties or operations, at Applicable Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate, and taking into consideration the aggregate amounts reserved for any such matters in Grey Wolf’s consolidated balance sheet at December 31, 2007, has had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.
     Section 3.9 Absence of Certain Changes. From December 31, 2007 to the date of this Agreement, except as described in the Grey Wolf Reports, there has not been (a) any event or occurrence that has had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, (b) any material change by Grey Wolf or any of the Grey Wolf Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its Tax methods, practices or elections, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock or other Equity Interest of Grey Wolf or any redemption, purchase or other acquisition of any of its Equity Interests except for repurchases of Grey Wolf Common Stock pursuant to Grey Wolf’s previously announced stock repurchase program and shares of Grey Wolf Common Stock that were withheld to satisfy federal withholding requirements upon vesting of Grey Wolf Restricted Stock, or (d) except in the ordinary course of business consistent with past practices, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan.
     Section 3.10 Taxes.
     (a) Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect:
(i)	The Grey Wolf Companies have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by or on behalf of the Grey Wolf Companies (including any Tax Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included the Grey Wolf Companies) in the manner prescribed by Applicable Law. All such Tax Returns are complete and correct. The Grey Wolf Companies have timely paid (or Grey Wolf has paid on each Grey Wolf Subsidiary’s behalf) all Taxes due and owing, and, in accordance with U.S. GAAP, the most recent Grey Wolf Financial Statements contained in the Grey Wolf Reports reflect a reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Grey Wolf Companies for all Taxable periods and portions thereof through the date of such Grey Wolf Financial Statements.

(ii)	No Tax Return of the Grey Wolf Companies is under audit or examination by any Tax Authority, and no written or, to the knowledge of Grey Wolf, unwritten notice of such an audit or examination has been received by the Grey Wolf Companies. There is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Grey Wolf Companies.

(iii)	Since December 31, 2007, the Grey Wolf Companies have not made or rescinded any election relating to Taxes or settled or compromised any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any Taxes, or, except as may be required by Applicable Law, made any change to any of their methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of their most recently filed federal Tax Returns.

(iv)	The Grey Wolf Companies do not have any liability for any Tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other Tax Law, except for Taxes of the Grey Wolf Companies and the affiliated group of which Grey Wolf is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other Tax Law.

(v)	There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Tax Authority by or on behalf of the Grey Wolf Companies.

(vi)	Except for statutory Liens for Taxes not yet due, no Liens for Taxes exist with respect to any assets or properties of the Grey Wolf Companies.

(vii)	Except for any agreements or arrangements (A) with customers, vendors, lessors or similar persons entered into in the ordinary course of business or (B) among the Grey Wolf Companies, none of the Grey Wolf Companies is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority).

(viii)	The Grey Wolf Companies have complied with all Applicable Law relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or similar provisions of any other Tax Law) and have, within the time and the manner prescribed by applicable Tax Law, withheld from and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable Tax Law.

(ix)	None of the Grey Wolf Companies is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(x)	None of the Grey Wolf Companies shall be required to include in a Taxable period ending after the Closing Date any item of income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any other Tax Law.

(xi)	None of the Grey Wolf Companies has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.

     (b) Since December 31, 2005, none of the Grey Wolf Companies has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
     (c) None of the Grey Wolf Companies knows of any fact, agreement, plan, or other circumstance, or has taken or failed to take any action, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
     (d) Grey Wolf will qualify as a corporation under the Code and applicable Treasury Regulations from the date hereof until the Effective Time of the Merger.
     Section 3.11 Employee Benefit Plans.
     (a) Section 3.11(a) of the Grey Wolf Disclosure Letter contains a list of all Grey Wolf Benefit Plans. Grey Wolf has provided or made available to Precision true and complete copies of the Grey Wolf Benefit Plans and, if applicable, all amendments thereto, the most recent trust agreements, the Forms 5500 for the prior three years, the most recent Internal Revenue Service (the “IRS”) determination or opinion letters, summary plan descriptions, any summaries of material modifications provided to participants since the most recent summary plan descriptions, material notices to participants, funding statements, annual reports and actuarial reports, if applicable, and all correspondence with any Governmental Authority for each Grey Wolf Benefit Plan.
     (b) To the extent applicable, the Grey Wolf Benefit Plans comply in all material respects with the requirements of ERISA and the Code or with the Applicable Laws and regulations of any applicable jurisdiction, and any Grey Wolf Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or, if applicable, an opinion letter) and such letter has not been revoked; all required amendments since the issuance of such favorable determination letter from the IRS have been made and no amendments have been made which would reasonably be expected to result in the disqualification of any of such Grey Wolf Benefit Plans; the Grey Wolf Benefit Plans have been maintained and operated in compliance in all material respects with their terms; to Grey Wolf’s knowledge, there are no breaches of fiduciary duty in connection with the Grey Wolf Benefit Plans for which Grey Wolf could be liable; there are no pending or, to Grey Wolf’s knowledge, threatened Claims against or otherwise involving any Grey Wolf Benefit Plan that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Grey Wolf Benefit Plan activities) has been brought against or with respect to any such Grey Wolf Benefit Plan for which Grey Wolf could be liable that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect; all material contributions required to be made as of the date hereof to Grey Wolf Benefit Plans have been made or have been properly accrued and are reflected in the Grey Wolf Financial Statements as of the date thereof.

     (c) Neither Grey Wolf nor any of the Grey Wolf Subsidiaries or ERISA Affiliates contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to or has any material liability, contingent or otherwise, with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any plan that is covered by Title IV of ERISA, (iii) any plan subject to Section 412 of the Code or (iv) any plan funded by a “voluntary employees’ benefits association” within the meaning of Section 501(c)(9) of the Code.
     (d) Except for the Grey Wolf Benefits Plans set forth in Section 3.11(d) of the Grey Wolf Disclosure Letter, no Grey Wolf Benefit Plan maintained by the Grey Wolf Companies provides medical, surgical, hospitalization, death or similar benefits (regardless of whether insured) for employees or former employees of Grey Wolf or any Grey Wolf Subsidiary for periods extending beyond their retirement or other termination of service other than coverage mandated by Applicable Law.
     (e) All accrued material obligations of Grey Wolf and the Grey Wolf Subsidiaries, whether arising by operation of Applicable Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Grey Wolf Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Grey Wolf Financial Statements as of the date thereof.
     (f) Section 3.11(f) of the Grey Wolf Disclosure Letter sets forth an accurate and complete list of each Grey Wolf Benefit Plan (and the particular circumstances described in this Section 3.11(f) relating to such Grey Wolf Benefit Plan) under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Grey Wolf or any of the Grey Wolf Subsidiaries.
     (g) Section 3.11(g) of the Grey Wolf Disclosure Letter contains a description that is accurate and correct in all material respects of all amounts estimated to be paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or otherwise) in connection with the transactions contemplated hereby (solely as a result thereof) that were or will be an “excess parachute payment” within the meaning of Section 280G of the Code.
     (h) Each Grey Wolf Benefit Plan which is or reasonably could be determined to be an arrangement subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code since January 1, 2005 and has been, or may be, timely amended with the consent of the participant, if necessary, to comply in good faith with Section 409A of the Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto.

     (i) No Grey Wolf Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code.
     (j) No Grey Wolf Benefit Plan that is not subject to ERISA has any material liabilities thereunder which are not otherwise fully funded, if applicable, or properly accrued and reflected under the Grey Wolf Financial Statements as of the date thereof.
     (k) No Grey Wolf Benefit Plan holds any “qualifying employer securities” or “qualifying employer real estate” within the meaning of ERISA.
     (l) With respect to all Grey Wolf Benefit Plans subject to the Applicable Laws of any jurisdiction outside the U.S. (“International Plans”), (i) to Grey Wolf’s knowledge, the International Plans have been maintained in all material respects in accordance with all Applicable Law, (ii) if intended to qualify for special Tax treatment, the International Plans meet the requirements for such treatment in all material respects, (iii) if intended to be funded and/or book-reserved, the International Plans are fully funded and/or book-reserved based upon reasonable actuarial assumptions, and (iv) no liability which would be material to Grey Wolf and the Grey Wolf Subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of Grey Wolf or any of the Grey Wolf Subsidiaries by reason of such International Plans, other than to the extent reflected on Grey Wolf’s balance sheet as contained in Grey Wolf’s Form 10-K for the year ended December 31, 2007.
     Section 3.12 Labor Matters.
     (a) Except as disclosed in Section 3.12 of the Grey Wolf Disclosure Letter, as of the date of this Agreement, (i) neither Grey Wolf nor any of the Grey Wolf Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization and (ii) to Grey Wolf’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.
     (b) Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, (i) neither Grey Wolf nor any Grey Wolf Subsidiary has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, Applicable Laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by, or the employment practices of, Grey Wolf or any Grey Wolf Subsidiary, or the work conditions, terms and conditions of employment, wages or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against Grey Wolf or any Grey Wolf Subsidiary pending or, to the knowledge of Grey Wolf threatened, before any Governmental Authority by or concerning the employees working in their respective businesses, and (iii) there is no labor dispute, strike, slowdown or work stoppage against Grey Wolf or any of the Grey Wolf Subsidiaries or, to the knowledge of Grey Wolf, pending or threatened against Grey Wolf or any of the Grey Wolf Subsidiaries.

     Section 3.13 Environmental Matters. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect:
     (a) Grey Wolf and each Grey Wolf Subsidiary has been and is in compliance with all applicable Environmental, Health and Safety Laws and possesses and is in compliance with any permits or licenses required under Environmental, Health and Safety Laws. To the knowledge of Grey Wolf, there are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Authority, the conduct of any of their respective businesses as now conducted or which interfere with continued compliance with applicable Environmental, Health and Safety Laws.
     (b) No proceedings or investigations brought by any Governmental Authority or other Person are pending or, to the knowledge of Grey Wolf, threatened against Grey Wolf or the Grey Wolf Subsidiaries that allege the violation of, or seek to impose liability pursuant to any Environmental, Health and Safety Laws, or seek to revoke or modify any permit or license issued to Grey Wolf or a Grey Wolf Subsidiary, and, to the knowledge of Grey Wolf, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or former) businesses, assets or properties of Grey Wolf or any Grey Wolf Subsidiary, including, but not limited to, any on-site or off-site disposal, release or spill of any Hazardous Materials, which constitute a material violation of, or liability pursuant to, Environmental, Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any investigation, cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Laws, (ii) claims arising for personal injury, property damage or damage to natural resources, (iii) fines, penalties or injunctive relief, or (iv) an action to revoke or modify any permit or license issued to Grey Wolf or a Grey Wolf Subsidiary.
     (c) Neither Grey Wolf nor any of the Grey Wolf Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Laws or (ii) entered into or become subject to any consent decree, Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental, Health and Safety Laws or relating to the investigation, cleanup, remediation or disposal of, or the taking of corrective action in relation to, any Hazardous Materials.
     Section 3.14 Intellectual Property. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, (a) the products, services and operations of Grey Wolf and the Grey Wolf Subsidiaries do not infringe upon, violate or misappropriate the Intellectual Property of any Third Party, (b) Grey Wolf and the Grey Wolf Subsidiaries own or possess valid licenses or other valid rights to use the Intellectual Property that Grey Wolf and the Grey Wolf Subsidiaries use, exercise or exploit in, or that may be necessary or desirable for, their businesses as currently being conducted, free and clear of all Liens (other than Permitted Liens), and (c) to the knowledge of Grey Wolf, there is no infringement of any Intellectual Property owned by or licensed by or to Grey Wolf or any of the Grey Wolf Subsidiaries. To Grey Wolf’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property of Grey Wolf or any Grey Wolf Subsidiary by any Person, including, without limitation, any employee or independent contractor (present or former) of Grey Wolf or any Grey Wolf Subsidiary, that, individually or in the aggregate, has had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.
     Section 3.15 Insurance. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect:
     (a) Grey Wolf and the Grey Wolf Subsidiaries maintain and will maintain through the Closing Date the insurance coverages summarized in its Annual Report on Form 10-K for the year ended December 31, 2007, except for certain changes in such coverages since December 31, 2007 as set forth in Section 3.15(a) of the Grey Wolf Disclosure Letter. In addition, there is no material default with respect to any provision contained in any such policy or binder, and none of the Grey Wolf Companies has failed to give any notice or present any claim under any such policy or binder in a timely fashion.
     (b) To the knowledge of Grey Wolf, no event relating specifically to Grey Wolf or the Grey Wolf Subsidiaries (as opposed to events affecting the drilling service industry in general) has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Neither Grey Wolf nor any of the Grey Wolf Subsidiaries have received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been cancelled by the insurer within one year prior to the date hereof, and to Grey Wolf’s knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any current insurance policy of Grey Wolf or any Grey Wolf Subsidiary.
     Section 3.16 No Brokers. Neither Grey Wolf nor any of the Grey Wolf Subsidiaries has entered into any Contract with any Person that may result in the obligation of Grey Wolf, Precision or any of their respective Subsidiaries to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Grey Wolf has retained UBS Securities LLC as its financial advisor, the fee and expense reimbursement arrangements with which have been disclosed in writing to Precision prior to the date hereof.
     Section 3.17 Opinion of Financial Advisor. The Grey Wolf Board has received the opinion of UBS Securities LLC, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to various assumptions, matters considered and limitations described in the opinion, the Merger Consideration to be received by holders of Grey Wolf Common Stock, taken in the aggregate, is fair, from a financial point of view, to such holders.

     Section 3.18 Precision Trust Unit Ownership. Neither Grey Wolf nor any of the Grey Wolf Subsidiaries owns any Precision Trust Units or any other securities convertible into or otherwise exercisable to acquire Precision Trust Units.
     Section 3.19 Vote Required; Board of Director Approval. Under Texas law and the rules of the AMEX, the only vote of the holders of any class or series of Grey Wolf Equity Interests necessary to approve the Grey Wolf Proposal is the affirmative vote in favor of the Merger by the holders of a majority of the issued and outstanding shares of Grey Wolf Common Stock (the “Required Grey Wolf Vote”). As of or prior to the date of this Agreement, the Grey Wolf Board has, by resolutions duly and unanimously adopted at a meeting of all directors on the Grey Wolf Board, which meeting was duly called and held, (a) determined that the Merger is advisable and in the best interests of Grey Wolf and Grey Wolf’s shareholders, (b) approved the Merger and this Agreement and (c) recommended that the shareholders of Grey Wolf approve this Agreement and directed that the Grey Wolf Proposal be submitted to the shareholders of Grey Wolf at the Meeting.
     Section 3.20 Ownership and Condition of Assets.
     (a) As of the date hereof, Grey Wolf or a Grey Wolf Subsidiary has good and valid title to the assets of the Grey Wolf Companies including the drilling rigs listed in Section 3.20(a) of the Grey Wolf Disclosure Letter, other than defects or irregularities of title that do not materially impair the ownership or operation of such assets and in each case free and clear of all Liens, except for Permitted Liens, Liens securing the Grey Wolf Credit Agreement or Liens that have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.
     (b) The assets of the Grey Wolf Companies are in good operating condition except for: (i) normal maintenance and repair requirements and normal wear and tear, (ii) warm-stacked rigs or cold-stacked rigs identified as such as of the date of this Agreement in Section 3.20(b) of the Grey Wolf Disclosure Letter, and (iii) as would not, when taken together with the matters described in the immediately preceding clauses (i) and (ii), have a Grey Wolf Material Adverse Effect.
     Section 3.21 Undisclosed Liabilities. Neither Grey Wolf nor any of the Grey Wolf Subsidiaries has any liabilities or obligations of any nature, regardless of whether fixed, accrued, contingent or otherwise, except liabilities and obligations that (a) are fully reflected or reserved against in the Grey Wolf Financial Statements included in the Grey Wolf Reports or described in the Grey Wolf Reports filed prior to the date hereof, (b) liabilities and obligations arising under this Agreement and the transaction contemplated by this Agreement, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2007, and (d) liabilities and obligations that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.

     Section 3.22 Material Contracts.
     (a) Section 3.22(a) of the Grey Wolf Disclosure Letter contains a list of all of the following Contracts or agreements (other than those set forth on an exhibit index in the Grey Wolf Reports filed prior to the date of this Agreement) to which Grey Wolf or any Grey Wolf Subsidiary is a party or by which any of them is bound as of the date of this Agreement (other than this Agreement or any Related Document): (i) any non-competition agreement or non-solicitation agreement or non-hire agreement that purports to limit the manner in which, or the localities in which, all or any portion of their respective businesses are conducted or would purport to bind Grey Wolf, Precision or any of their Affiliates; (ii) any hedging agreements by which any of the assets of Grey Wolf or any Grey Wolf Subsidiary are bound, in an aggregate amount in excess of $1 million; (iii) any Contract granting any Person registration or other purchase or sale rights with respect to any Equity Interest in Grey Wolf or any Grey Wolf Subsidiary; (iv) any voting agreement relating to any Equity Interest of Grey Wolf or any Grey Wolf Subsidiary; (v) any Contract outside the ordinary course to which Grey Wolf or any Grey Wolf Subsidiary is a party that entitles the other party or parties thereto to receive the benefits thereof without incurring the obligation to pay for same within sixty days after services are provided; (vi) any Contract outside the ordinary course between Grey Wolf or any Grey Wolf Subsidiary and any current or former Affiliate of Grey Wolf; (vii) any drilling rig construction or conversion Contract with respect to which the drilling rig has not been delivered and paid for; (viii) any drilling Contracts of one year or greater in remaining duration; (ix) any Contract or agreement for the borrowing of money with a borrowing capacity or outstanding Indebtedness of $2 million or more; or (x) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all Contracts or agreements of the types described in clauses (i) through (x), regardless of whether listed in Section 3.22(a) of the Grey Wolf Disclosure Letter and regardless of whether in effect as of the date of this Agreement, being referred to herein as “Grey Wolf Material Contracts”).
     (b) As of the date of this Agreement, each of the Grey Wolf Material Contracts is, to the knowledge of Grey Wolf, in full force and effect. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, neither Grey Wolf nor any of the Grey Wolf Subsidiaries knows of, or has received written notice of, any breach or violation of, or default under (nor, to the knowledge of Grey Wolf and the Grey Wolf Subsidiaries, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Grey Wolf Material Contract, or has received written notice of the desire of the other party or parties to any such Grey Wolf Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.
     Section 3.23 State Takeover Statutes. Grey Wolf has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Precision with its obligations hereunder and the accuracy of the representations and warranties made by Precision herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition,” or other state antitakeover statute or regulation, nor any takeover-related provision in the Grey Wolf Charter Documents, would apply to this Agreement, any Related Documents or the Merger.
     Section 3.24 Improper Payments. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect: (a) no funds, assets or properties of Grey Wolf or its Affiliates have been used or offered for illegal purposes; (b) no accumulation or use of any funds, assets or properties of Grey Wolf or its Affiliates has been made without being properly accounted for in the financial books and records of Grey Wolf or its Affiliates; (c) all payments by or on behalf of Grey Wolf or its Affiliates have been duly and properly recorded and accounted for in their financial books and records and such books and records accurately and fairly reflect all transactions and dispositions of the assets of Grey Wolf and its Affiliates; (d) Grey Wolf has devised and maintained systems that provide reasonable assurances that transactions are and have been executed in accordance with management’s general or specific authorization; (e) neither Grey Wolf nor any of its Affiliates, nor any director, officer, agent, employee or other Person associated with or acting on behalf of Grey Wolf or its Affiliates, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or payment of anything of value relating to political activity, (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or shareholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing, (iii) violated or is in violation of any provision of the FCPA or any similar Applicable Laws or (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of Grey Wolf’s or its Affiliates’ businesses; (f) none of Grey Wolf, any of its Affiliates or any agent of any of them has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons; and (g) Grey Wolf has no knowledge that any payment made to a Person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.
     Section 3.25 Amendment to Grey Wolf Rights Agreement. Grey Wolf has amended or taken other action under the Grey Wolf Rights Agreement so that (i) all changes to the Grey Wolf Rights Plan implemented by Amendment No. 1 thereto have been rescinded and (ii) none of the execution and delivery of this Agreement or any Related Document or the consummation of the Merger or any other transaction contemplated hereby or by a Related Document will cause the Grey Wolf Rights to become exercisable under the Grey Wolf Rights Agreement and will terminate the Grey Wolf Rights Agreement at the Closing. Grey Wolf has delivered to Precision a true, accurate and complete copy of the Grey Wolf Rights Agreement, as amended to date.
     Section 3.26 Canadian Assets and Operations. As of December 31, 2007, the Grey Wolf Companies did not have (i) assets in Canada with an aggregate value in excess of Cdn.$50 million or (ii) gross revenues from sales in or from Canada generated from the assets in Canada described in (i) above in excess of Cdn.$50 million, in each case as determined in accordance with the Competition Act.
     Section 3.27 No Orders. No Order having the effect of suspending the sale of, or ceasing the trading of, the Grey Wolf Common Stock or any other securities of Grey Wolf has been issued by any Governmental Authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of Grey Wolf, are contemplated or threatened under any Applicable Laws or by any other Governmental Authority.
     Section 3.28 Investment Company Act. Grey Wolf is not registered and is not required to be registered as an investment company pursuant to the United States Investment Company Act of 1940, as amended.
     Section 3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Grey Wolf nor any other Person makes any other express or implied representation or warranty on behalf of Grey Wolf or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PRECISION, PDC AND LOBOS
     As an inducement for Grey Wolf to enter into this Agreement, Precision, PDC and Lobos hereby jointly and severally make the following representations and warranties to Grey Wolf; provided, however, that such representations and warranties shall be subject to and qualified by: (a) the disclosure letter delivered by Precision and PDC to Grey Wolf as of the date hereof (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) (the “Precision Disclosure Letter”) (it being understood that (i) the disclosure of any fact or item in any section of the Precision Disclosure Letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (ii) the disclosure of any matter or item in the Precision Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Precision Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Precision Material Adverse Effect) and (b) information contained in the Precision Reports (excluding any exhibits thereto and excluding disclosures under “Risk Factors” and other forward-looking or predictive statements) filed with the SEC or the Canadian Securities Regulatory Authorities or SEDAR prior to the date hereof (but only to the extent that such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties).
     Section 4.1 Existence; Good Standing; Authority. Precision is an unincorporated open-ended investment trust duly formed and validly existing under the Applicable Laws of the Province of Alberta, Canada. Precision has all requisite trust power and authority, to own or lease and operate its properties and assets and to carry on its business as it is currently being conducted. Precision has delivered to Grey Wolf a true, accurate and complete copy of the Precision Declaration of Trust and the Precision Declaration of Trust is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Lobos has delivered to Grey Wolf true, accurate and complete copies of the Lobos Charter Documents.

Each Lobos Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. PDC has delivered to Grey Wolf a true, accurate and complete copy of the PDC Articles of Amalgamation and the Bylaws, each as amended to the date hereof (the “PDC Charter Documents”) and each PDC Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Precision and PDC have delivered to Grey Wolf a true, accurate and complete copy of the Administration Agreement and the Administration Agreement is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Precision is not in violation of the Precision Declaration of Trust or the Administration Agreement. Lobos is not in violation of the Lobos Charter Documents. PDC is not in violation of the PDC Charter Documents or the Administration Agreement.
Section 4.2 Authorization, Validity and Effect of Agreements.
     (a) Each of Precision, PDC and Lobos has the requisite trust or corporate power and authority, as the case may be, to execute and deliver this Agreement and the Related Documents to which it is, or will become, a party, to perform its obligations hereunder and thereunder and to consummate the Merger and all other transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Merger and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite trust or corporate action, as the case may be, on behalf of Precision, PDC and Lobos, and no other trust or corporate proceedings, as the case may be, by Precision, PDC or Lobos are necessary to authorize the execution and delivery of this Agreement or the Related Documents or to consummate the Merger and the other transactions contemplated hereunder or under the Related Documents, except for, the filing of the Certificate of Merger pursuant to the TBCA and the TCL and the Governmental Authority applications and approvals described in Section 4.6(b). No vote or consent of the unitholders or shareholders of Precision or any other Precision Subsidiary (as the case may be), other than Lobos (which has been obtained on or before the date of this Agreement), is required under Applicable Law or the rules of the NYSE or TSX for the execution, delivery and performance of this Agreement and the consummation of the Merger.
     (b) This Agreement and each of the Related Documents to which each of Precision, PDC and Lobos is a party have been or will be duly executed by or on behalf of each of Precision, PDC and Lobos and, assuming the due authorization, execution and delivery hereof and thereof by Grey Wolf to the extent a party hereof and thereof, constitute the valid and legally binding obligations of Precision, PDC and Lobos enforceable against each of Precision, PDC and Lobos, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 4.3 Capitalization.

     (a) The aggregate number of Precision Trust Units and Precision Special Voting Units authorized to be issued by Precision is unlimited. As of the close of business on August 22, 2008, there were 125,597,641 issued and outstanding Precision Trust Units and 160,283 issued and outstanding Precision Special Voting Units. There are no outstanding or authorized securities convertible into Precision Trust Units. All Precision Trust Units and all Precision Special Voting Units are, and all Precision Trust Units and Precision Special Voting Units which may be issued and outstanding immediately prior to the Effective Time as permitted under this Agreement shall be when issued, duly authorized and validly issued as fully paid and nonassessable Precision Trust Units or Precision Special Voting Units, as the case may be, and are not subject to any preemptive rights.
     (b) Precision has no outstanding bonds, debentures, promissory notes or other Indebtedness (i) the holders of which have the right to vote with the unitholders of Precision on any matter or (ii) that are convertible into or exercisable for Equity Interests whose holders have the right to vote (collectively, the “Precision Voting Debt”). As of the date of this Agreement, except as set forth in this Section 4.3, Precision and the Precision Subsidiaries have not issued, sold, granted or delivered, are not obligated to issue, sell, grant or deliver (or to cause to be issued, sold, granted or delivered), and are not a party to any Contract or other obligation to issue, sell, grant or deliver, any Equity Interest (including, without limitation, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind pursuant to which a Person is entitled to acquire an Equity Interest) or Precision Voting Debt of any nature or any additional shares of capital stock or any other Equity Interest in Precision or any Precision Subsidiary. As of the date hereof, there are 160,283 issued and outstanding PDLP Exchangeable Units which are exchangeable into Precision Trust Units on the basis of one Precision Trust Unit for each PDLP Exchangeable Unit. Except as set forth in Article 6 of the Precision Declaration of Trust or the Precision Disclosure Letter, there are no outstanding or authorized (i) contractual or other obligations of Precision or any of the Precision Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interest of Precision or any of the Precision Subsidiaries or any such securities or agreements referred to in the prior sentence or (ii) voting trusts or similar agreements to which Precision or any of the Precision Subsidiaries is a party with respect to the voting of the Precision Trust Units or any of the Precision Subsidiaries.
     (c) 159,535,972 PDC Common Shares representing one hundred percent (100%) of the issued and outstanding capital of PDC is owned directly by PDLP. Immediately prior to the Effective Time, no shares of Equity Interests of PDC will be issued and outstanding other than 159,535,972 PDC Common Shares that will be held by PDLP.
     (d) 1,000 shares of Lobos Common Stock representing one hundred percent (100%) of the issued and outstanding capital stock of Lobos are owned directly by Precision. Lobos has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Effective Time, will not have engaged in any activities other than in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 5.3 of the Precision Disclosure Letter, immediately prior to the Effective Time, no shares of Equity Interests of Lobos will be issued and outstanding other than 1,000 shares of Lobos Common Stock that will be held by Precision.
Section 4.4 Subsidiaries.
     (a) Each Precision Subsidiary is a corporation, limited partnership or other legal entity duly organized or constituted and validly existing under the Applicable Laws of its jurisdiction of incorporation, amalgamation, organization or formation. Each Precision Subsidiary has all requisite corporate, limited liability company, partnership or other business power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted. Each Precision Subsidiary is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership or lease and operation of its property or the nature of its business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Precision Material Adverse Effect. All of the outstanding shares in the capital of, or other Equity Interests in, each Precision Subsidiary (other than the PDLP Exchangeable Units) are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Precision, free and clear of all Liens except for Permitted Liens.
     (b) Section 4.4(b) of the Precision Disclosure Letter sets forth all of the Precision Subsidiaries and the percentage Equity Interest of such Precision Subsidiary held, directly or indirectly, by Precision. The Precision Subsidiaries are not in violation of their respective Precision Subsidiary Charter Documents.
     Section 4.5 Compliance with Laws; Permits. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Precision Material Adverse Effect, and except for (x) matters relating to Taxes, which are treated exclusively in Section 4.10 and (y) matters arising under Environmental, Health and Safety Laws, which are treated exclusively in Section 4.11:
     (a) Neither Precision nor any Precision Subsidiary is in violation of any Applicable Law relating to the ownership or operation of any of its assets or businesses, and no Claim is pending or, to the knowledge of Precision or PDC, threatened with respect to any such matters;
     (b) Precision and each Precision Subsidiary hold all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of their respective businesses (the “Precision Permits”). All Precision Permits are in full force and effect and there exists no default thereunder or breach thereof, and Precision or PDC has no notice or knowledge that such Precision Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Authority has given, or to the knowledge of Precision or PDC, threatened to give, notice of any action to terminate, cancel or reform any Precision Permits; and
     (c) Precision and each Precision Subsidiary possess all Precision Permits required for the present ownership or lease, as the case may be, and operation of all Precision Real Property, and there exists no default or breach with respect to, and no Person, including any Governmental Authority, has taken or, to the knowledge of Precision or PDC, threatened to take, any action to terminate, cancel or reform any such Precision Permit pertaining to Precision Real Property.
Section 4.6 No Conflict; Consents.
     (a) The execution and delivery by each of Precision, PDC and Lobos of this Agreement and the Related Documents, the performance of the obligations of Precision, PDC and Lobos hereunder and thereunder and the consummation by Precision, PDC and Lobos of the Merger and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with or result in a breach of any provisions of the Precision Declaration of Trust, the PDC Charter Documents or the Lobos Charter Documents, (ii) conflict with or result in a breach of any provisions of the Precision Subsidiary Charter Documents, (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, impair Precision’s rights under, alter the rights or obligations of third parties under, result in the termination of or in a right of termination or cancellation of, give rise to a right of purchase under, or accelerate the performance required by, any Precision Material Contract, (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Precision or the Precision Subsidiaries under any Precision Material Contract or by which Precision or the Precision Subsidiaries or any of their properties is bound or affected, (v) result in any Precision Material Contract being declared void, voidable, or without further binding effect, or (vi) (assuming that the consents and approvals referred to in Section 4.6(b) are duly and timely made or obtained), contravene, conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Precision or any of the Precision Subsidiaries, other than, in the cases of clauses (ii) through (vii), any such violations, conflicts, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations, Liens, voidings or detriments that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Precision Material Adverse Effect.
     (b) Neither the execution and delivery by Precision, PDC or Lobos of this Agreement or any Related Document nor the consummation by Precision, PDC or Lobos of the Merger and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, notice to or filing or registration with any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Texas and the appropriate documents required to be filed as a result of the Merger with the relevant Governmental Authorities in the states and foreign jurisdictions in which Precision, Lobos or any other Precision Subsidiary is qualified to conduct business, (ii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and the filing and effectiveness of the Registration Statement, (iii) filings required under the HSR Act, including the filing of Notification and Report Forms with the FTC and the Antitrust Division of the DOJ as required by the HSR Act, (iv) filings required under federal and state securities or “Blue Sky” laws, applicable non-U.S. laws or the rules of the NYSE or TSX, and (v) any other applicable filings or notifications under the antitrust, competition or similar Applicable Laws of foreign jurisdictions ((i), (ii), (iii), (iv), and (v) collectively, the “Precision Regulatory Filings”), except for any failures to obtain any such consent, approval or authorization or to make any such filing, notification or registration that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Precision Material Adverse Effect.
Section 4.7 Securities Filings.
     (a) Precision and PDLP have filed with the SEC all documents required to be so filed by them since January 1, 2007 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act and with the Canadian Securities Regulatory Authorities all documents required to be filed since January 1, 2007 under Applicable Canadian Securities Laws, and have made available to Grey Wolf each registration statement, periodic or other report, proxy statement, schedule or information statement (other than preliminary materials) they have so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC or the Canadian Securities Regulatory Authorities, as the case may be (collectively, the “Precision Reports”). As used in this Section 4.7, the term “file” shall include any reports on Form 6-K. As of its respective date or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, each Precision Report complied in all material respects with the applicable requirements of the Exchange Act, SOX, Applicable Canadian Securities Laws, and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Precision Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Precision and the Precision Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in unitholders’ equity included in or incorporated by reference into the Precision Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in unitholders’ equity, as the case may be, of Precision and the Precision Subsidiaries for the periods set forth therein (such consolidated balance sheets and consolidated statements of operations, cash flows and changes in unitholders’ equity, each including the notes and schedules thereto, the “Precision Financial Statements”). The Precision Financial Statements (i) complied as to form in all material respects with the published rules and regulations of the SEC, the applicable Canadian Securities Regulatory Authorities, the applicable accounting requirements and the published rules and regulations of the SEC or the applicable Canadian Securities Regulatory Authorities with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the Canadian Securities Regulatory Authorities) and (ii) were prepared in accordance with Canadian GAAP consistently applied during the periods involved, except as may be noted in the Precision Financial Statements or as permitted by Form 20-F or Form 6-K.
     (b) Precision has not entered into or modified any loans or arrangements with its officers or trustees or the directors or officers of PDC in violation of Section 402 of SOX. Precision has established and maintains disclosure controls and procedures and internal controls over financial reporting (within the meaning Rules 13a-15(e) and 15d-15(e) of the Exchange Act and the applicable Canadian Securities Regulatory Authorities). Precision’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Precision in the reports that it files under the Exchange Act or Applicable Canadian Securities Laws are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC or the applicable Canadian Securities Regulatory Authorities and that all such material information is accumulated and communicated to the management of Precision as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX and Applicable Canadian Securities Laws. The management of PDC, on behalf of Precision, has completed its assessment of the effectiveness of Precision’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX and the Applicable Canadian Securities Laws for the year ended December 31, 2007, and such assessment concluded that such controls were effective. To the knowledge of Precision or PDC, Precision has disclosed, based on its most recent evaluations, to Precision’s outside auditors and the audit committee of the PDC Board (i) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect Precision’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act and the Applicable Canadian Securities Laws) and (ii) any fraud, regardless of whether material, that involves management or other employees who have a significant role in Precision’s internal controls over financial reporting.
     (c) Since January 1, 2007, to the knowledge of Precision or PDC, neither Precision nor any of the Precision Subsidiaries nor any trustee, director, officer, employee, auditor, accountant or representative of Precision or any of the Precision Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or Claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Precision or any of the Precision Subsidiaries, including any material complaint, allegation, assertion or Claim that Precision or any of the Precision Subsidiaries has a “material weakness” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 2, as in effect on the date hereof), in Precision’s internal controls over financial reporting.
     Section 4.8 Litigation. Except (a) matters relating to Tax matters, which are treated exclusively under Section 4.10 and (b) matters arising under Environmental, Health and Safety Laws, which are treated exclusively under Section 4.11, there is no litigation, arbitration, mediation, action, suit, Claim, proceeding or investigation, whether legal or administrative, pending against Precision or any of the Precision Subsidiaries or, to Precision’s or PDC’s knowledge, threatened against Precision or any of the Precision Subsidiaries or any of their respective assets, properties or operations, at Applicable Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate, and taking into consideration the aggregate amounts reserved for any such matters in Precision’s consolidated balance sheet at December 31, 2007, has had or caused or would reasonably be expected to have or cause a Precision Material Adverse Effect.
     Section 4.9 Absence of Certain Changes. From December 31, 2007, to the date of this Agreement, except as described in the Precision Reports and in Section 4.9 of the Precision Disclosure Letter, there has not been (a) any event or occurrence that has had or caused or would reasonably be expected to have or cause a Precision Material Adverse Effect, (b) any material change by Precision or any of the Precision Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its Tax methods, practices or elections, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock or other Equity Interest of Precision or any redemption, purchase or other acquisition of any of its Equity Interests, or (d) except in the ordinary course of business consistent with past practices, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan.
Section 4.10 Taxes.
     (a) Except as disclosed in Section 4.10 of the Precision Disclosure Letter and for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Precision Material Adverse Effect:
(i)	The Precision Companies have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by or on behalf of the Precision Companies (including any Tax Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included the Precision Companies) in the manner prescribed by Applicable Law. All such Tax Returns are complete and correct. The Precision Companies have timely paid (or Precision has paid on each Precision Subsidiary’s behalf) all Taxes due and owing, and, in accordance with Canadian GAAP, the most recent Precision Financial Statements contained in the Precision Reports reflect a reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Precision Companies for all Taxable periods and portions thereof through the date of such Precision Financial Statements.

(ii)	No Tax Return of the Precision Companies is under audit or examination by any Tax Authority, and no written or, to the knowledge of Precision or PDC, unwritten notice of such an audit or examination has been received by the Precision Companies.

There is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Precision Companies.

(iii)	Since December 31, 2007, the Precision Companies have not made or rescinded any election relating to Taxes or settled or compromised any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any Taxes, or, except as may be required by Applicable Law, made any change to any of their methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of their most recently filed federal Tax Returns.

(iv)	The Precision Companies do not have any liability for any Tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other Tax Law.

(v)	There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Tax Authority by or on behalf of the Precision Companies.

(vi)	Except for statutory Liens for Taxes not yet due, no Liens for Taxes exist with respect to any assets or properties of the Precision Companies.

(vii)	Except for any agreements or arrangements (A) with customers, vendors, lessors or similar persons entered into in the ordinary course of business or (B) among the Precision Companies, none of the Precision Companies is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority).

(viii)	The Precision Companies have complied with all Applicable Law relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or similar provisions of any other Tax Law) and have, within the time and the manner prescribed by applicable Tax Law, withheld from and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable Tax Law.

(ix)	None of the Precision Companies shall be required to include in a Taxable period ending after the Closing Date any item of income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any other Tax Law.

(x)	None of the Precision Companies has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.
     (b) Since December 31, 2005, none of the Precision Companies has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
     (c) None of the Precision Companies knows of any fact, agreement, plan, or other circumstance, or has taken or failed to take any action, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
     (d) Precision satisfies and has satisfied all the requirements of the “active trade or business test” under Treasury Regulation §1.367(a)-3(c)(3) up to and through the Effective Time. There are no facts known to Precision or any of its Subsidiaries which, individually or in the aggregate, could compromise, impair or prevent the application of the conditions contained in clauses (i), (ii) or (iv) of Treasury Regulation §1.367(a)-3(c)(1). None of Precision, PDC or Lobos is a “passive foreign investment company” within the meaning of Section 1297 of the Code. None of Precision, PDC or Lobos is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
     (e) Each of Precision and Lobos will qualify as a corporation and the Precision Trust Units will qualify as common stock under the Code and applicable Treasury Regulations from the date hereof until after the Effective Time of the Merger.
     (f) Precision is, and expects to be at all times after the Merger, a “qualified foreign corporation” under Code Section 1(h) and the applicable Treasury Regulations.
     Section 4.11 Environmental Matters. Except as set forth in Section 4.11 of the Precision Disclosure Letter and for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Precision Material Adverse Effect:
     (a) Precision and each Precision Subsidiary has been and is in compliance with all applicable Environmental, Health and Safety Laws and possesses and is in compliance with any permits or licenses required under Environmental, Health and Safety Laws. To the knowledge of Precision or PDC, there are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Authority, the conduct of any of their respective businesses as now conducted or which interfere with continued compliance with applicable Environmental, Health and Safety Laws.

     (b) No proceedings or investigations brought by any Governmental Authority or other Person are pending or, to the knowledge of Precision or PDC, threatened against Precision or the Precision Subsidiaries that allege the violation of, or seek to impose liability pursuant to any Environmental, Health and Safety Laws, or seek to revoke or modify any permit or license issued to Precision or a Precision Subsidiary, and, to the knowledge of Precision or PDC, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or former) businesses, assets or properties of Precision or any Precision Subsidiary, including, but not limited to, any on-site or off-site disposal, release or spill of any Hazardous Materials, which constitute a material violation of, or liability pursuant to, Environmental, Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any investigation, cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Laws, (ii) claims arising for personal injury, property damage or damage to natural resources, (iii) fines, penalties or injunctive relief, or (iv) an action to revoke or modify any permit or license issued to Precision or a Precision Subsidiary.
     (c) Neither Precision nor any of the Precision Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Laws or (ii) entered into or become subject to any consent decree, Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental, Health and Safety Laws or relating to the investigation, cleanup, remediation or disposal of, or the taking of any corrective action in relation to any Hazardous Materials.
     Section 4.12 Intellectual Property. Except as set forth in Section 4.12 of the Precision Disclosure Letter and for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Precision Material Adverse Effect, (a) the products, services and operations of Precision and the Precision Subsidiaries do not infringe upon, violate or misappropriate the Intellectual Property of any Third Party, (b) Precision and the Precision Subsidiaries own or possess valid licenses or other valid rights to use the Intellectual Property that Precision and the Precision Subsidiaries use, exercise or exploit in, or that may be necessary or desirable for, their businesses as currently being conducted, free and clear of all Liens (other than Permitted Liens), and (c) to the knowledge of Precision or PDC, there is no infringement of any Intellectual Property owned by or licensed by or to Precision or any of the Precision Subsidiaries. To Precision’s or PDC’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property of Precision or any Precision Subsidiary by any Person, including, without limitation, any employee or independent contractor (present or former) of Precision or any Precision Subsidiary, that, individually or in the aggregate, has had or caused or would reasonably be expected to have or cause a Precision Material Adverse Effect.
     Section 4.13 No Brokers. Neither Precision nor any of the Precision Subsidiaries has entered into any Contract with any Person that may result in the obligation of Grey Wolf, Precision or any of their respective Subsidiaries to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Precision has retained Deutsche Bank

Securities Inc. and RBC Dominion Securities Inc. as its financial advisors, the fee and expense reimbursement arrangements with which have been disclosed in writing to Grey Wolf prior to the date hereof.
     Section 4.14 Grey Wolf Share Ownership. Neither Precision nor any of the Precision Subsidiaries owns any shares of the capital stock of Grey Wolf or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Grey Wolf.
     Section 4.15 Board Approval. The Precision Board and the PDC Board, on behalf of PDC and on behalf of Precision in PDC’s capacity as administrator of Precision, have by duly adopted unanimous resolutions (i) approved this Agreement, the Merger and the other transactions contemplated hereunder, and (ii) authorized the issuance of Precision Trust Units and the payment of the cash portion of the Merger Consideration pursuant to Section 2.6.
     Section 4.16 Undisclosed Liabilities. Neither Precision nor any of the Precision Subsidiaries has any liabilities or obligations of any nature, regardless of whether fixed, accrued, contingent or otherwise, except liabilities and obligations that (a) are fully reflected or reserved against in the Precision Financial Statements included in the Precision Reports or described in the Precision Reports filed prior to the date hereof, (b) liabilities and obligations arising under this Agreement and the transaction contemplated by this Agreement, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2007, and (d) liabilities and obligations that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Precision Material Adverse Effect.
     Section 4.17 Material Contracts. There are no agreements material to the conduct of the Precision Companies’ businesses or affairs, as applicable, except for those agreements (a) filed on SEDAR with the applicable Canadian Securities Regulatory Authorities, (b) disclosed in writing to Grey Wolf, (c) entered into in the ordinary course of business or (d) listed in Section 4.17 of the Precision Disclosure Letter and all such material agreements are valid and subsisting except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Precision Material Adverse Effect and the Precision Company that is a party thereto is not in default under any such material agreements (collectively, all such Contracts and agreements being referred to as the “Precision Material Contracts"). For the avoidance of doubt, the Parties agree that the following Contracts shall constitute Precision Material Contracts: the Administration Agreement, the Precision Declaration of Trust and the Precision Drilling Limited Partnership Limited Partnership Agreement dated as of September 28, 2005.
     Section 4.18 Improper Payments. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Precision Material Adverse Effect: (a) no funds, assets or properties of Precision or its Affiliates have been used or offered for illegal purposes; (b) no accumulation or use of any funds, assets or properties of Precision or its Affiliates has been made without being properly accounted for in the financial books and records of Precision or its Affiliates; (c) all payments by or on behalf of Precision or its Affiliates have been duly and properly recorded and accounted for in their financial books and records and such books and records accurately and fairly reflect all transactions and dispositions of the assets of Precision and its Affiliates; (d) Precision has devised and maintained systems that provide reasonable assurances that transactions are and have been executed in accordance with management’s general or specific authorization; (e) neither Precision nor any of its Affiliates, nor any trustee, director, officer, agent, employee or other Person associated with or acting on behalf of Precision or its Affiliates, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or payment of anything of value relating to political activity, (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or shareholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing, (iii) violated or is in violation of any provision of the FCPA or any Applicable Laws, or (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of Precision’s or its Affiliates’ businesses; (f) none of Precision, any of its Affiliates or any agent of any of them has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons; and (g) Precision or PDC has no knowledge that any payment made to a Person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.
     Section 4.19 Reporting Issuer Status, Listing. Each of Precision and PDLP is a “reporting issuer” in each province of Canada and is in material compliance with all Applicable Canadian Securities Laws therein and the Precision Trust Units are listed and posted for trading on each of the TSX and NYSE and Precision is in compliance, in all material respects, with all applicable rules and policies of the TSX and NYSE.
     Section 4.20 Mutual Fund Trust Status. Precision is, and at all times since its formation has been, a “mutual fund trust” and a “unit trust” and Precision is not a “SIFT” trust, all within the meaning of the Income Tax Act. PDLP is, and at all times since its formation has been a “Canadian partnership” and PDLP is not a “SIFT partnership”, each within the meaning of the Income Tax Act. The completion of the Merger shall not cause Precision to cease to be a “mutual fund trust” and a “unit trust” or to become a “SIFT” trust, or cause PDLP to cease to be a “Canadian partnership” or to become a “SIFT partnership”, all within the meaning of the Income Tax Act. To the best of the information, knowledge and belief of Precision or PDC, after due inquiry, non-residents of Canada (as such term is defined in the Income Tax Act) beneficially own, or exercise control or direction over, less than 50% of the aggregate issued and outstanding Precision Trust Units and none of the PDLP Exchangeable Units.
     Section 4.21 No Orders. No Order having the effect of suspending the sale of, or ceasing the trading of, the Precision Trust Units or any other securities of Precision has been issued by any Governmental Authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of Precision or PDC, are contemplated or threatened under any Applicable Laws or by any other Governmental Authority.
     Section 4.22 Investment Company Act. Precision is not registered and is not required to be registered as an investment company pursuant to the United States Investment Company Act of 1940, as amended.

     Section 4.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Precision nor any other Person makes any other express or implied representation or warranty on behalf of Precision or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE V
COVENANTS
     Section 5.1 Business in Ordinary Course. Except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.1 of the Grey Wolf Disclosure Letter or the Precision Disclosure Letter (as the case may be), unless with the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of Precision and Grey Wolf shall, and shall cause each of their respective Subsidiaries, to carry on its business in all material respects in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use their respective commercially reasonable best efforts consistent with past practices and policies to (a) preserve intact their respective present business organizations and goodwill, (b) keep available the services of their respective present executive officers, trustees, directors and key employees and (c) preserve their relationships with customers, suppliers, agents, and creditors.
     Section 5.2 Conduct of Grey Wolf Business Pending Closing. Without limiting the generality of Section 5.1, except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.2 of the Grey Wolf Disclosure Letter or as required by Applicable Law or Governmental Authority, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Grey Wolf shall not, and Grey Wolf shall not permit any of the Grey Wolf Subsidiaries to do any of the following without the prior written consent of Precision:
     (a) except to the extent required to comply with amendments to the Grey Wolf Charter and Grey Wolf Bylaws to be consummated at the Effective Time pursuant to Section 2.3, amend or propose to amend its certificate or articles of incorporation, bylaws, certificate of formation, certificate of organization, certificate of limited partnership, limited liability company agreement, operating agreement, partnership agreement, declaration of trust or other governing or organizational documents;
     (b) adjust, split, combine, reclassify or dispose of any of its outstanding Equity Interests (other than dispositions by or among direct or indirect wholly owned Subsidiaries and cancellations of stock or unit options or restricted stock or unit grants forfeited in accordance with the terms of a Benefit Plan in existence on the date of this Agreement or related stock option or restricted stock grant agreements);
     (c) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or Equity Interests) with respect to its Equity Interests (other than by or among direct or indirect wholly owned Subsidiaries);

     (d) (i) issue any Equity Interests, effect any stock split or otherwise change its capitalization as it existed on the date of this Agreement, except pursuant to (A) the exercise of Grey Wolf Options disclosed in this Agreement or the Grey Wolf Disclosure Letter, (B) pursuant to the conversion of any Grey Wolf Convertible Notes in accordance with the terms thereof, (C) pursuant to the grant or exercise of awards granted after the date of this Agreement and expressly permitted under this Agreement, or (D) pursuant to the Grey Wolf Rights Agreement in accordance with the terms thereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire or otherwise with respect to any shares of its capital stock or other equity securities, or grant or issue any restricted stock or securities, except in each case for awards under the Grey Wolf Stock Plans in existence as of the date hereof (and as required or permitted to be amended by this Agreement) to any newly-hired employees in the ordinary course of business consistent with past practices, following consultation with PDC, but in no event greater than 200,000 shares of Grey Wolf Common Stock; provided, however, that the vesting or exercisability of any award made after the date of this Agreement as permitted by this clause (ii) shall not accelerate as a result of the pendency, approval or consummation of the transactions contemplated by this Agreement, (iii) amend or otherwise modify any option, warrant, conversion right or other right to acquire any shares of its capital stock or units existing on the date of this Agreement, except as expressly required or permitted by this Agreement, (iv) with respect to any of its former, present or future non-executive officers or employees, increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, except in each case, in the ordinary course of business consistent with past practices, (v) with respect to any of its former, present or future officers, trustees, directors or employees, increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, except (A) with respect to employees who are not officers or directors, in the ordinary course of business consistent with past practices, or (B) as expressly required or permitted by this Agreement or as disclosed in the Grey Wolf Disclosure Letter, (vi) adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except in each case as expressly required or permitted under this Agreement or as disclosed in the Grey Wolf Disclosure Letter, (vii) except with respect to the exercise of Grey Wolf Options, permit any holder of an option or other award pertaining to shares of Grey Wolf Common Stock to have shares withheld upon exercise, vesting or payment for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state tax withholding or any other withholding required under Applicable Law or (viii) with respect to any of its former, present or future executive officers, (A) grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire or otherwise with respect to any shares of its capital stock or other equity securities, or grant or issue any restricted stock or securities pursuant to the Grey Wolf Stock Plans or otherwise, (B) increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend (or permit the extension of) any employment or consulting agreement or (C) grant any dividends in connection with any Equity Interests;
     (e) purchase, redeem or otherwise acquire any of its outstanding Equity Interests, except (i) by or among direct or indirect wholly-owned Subsidiaries, (ii) pursuant to the terms of the Grey Wolf Convertible Notes, or (iii) Equity Interests purchased or withheld to satisfy Tax withholding obligation in connection with the vesting, lapse of forfeiture restrictions or exercise (as applicable) of stock options, restricted stocks and similar awards by the grantees thereof;
     (f) sell, lease, license, or otherwise dispose of, or enter into a contract to sell, lease, license or otherwise dispose of, any of its assets (including capital stock of Subsidiaries) which are, individually or in the aggregate, material to it and its Subsidiaries, taken as a whole, except for (i) sales of surplus or obsolete equipment, (ii) sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of this Agreement that were entered into the ordinary course of business consistent with past practices, (iii) sales, leases or other transfers between such party and its wholly owned Subsidiaries or between those Subsidiaries, (iv) sales, dispositions or divestitures as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated by this Agreement in accordance with Section 5.9, or (v) arm’s-length sales or other transfers not described in clauses (i) through (iv) above for aggregate consideration not exceeding $30 million;
     (g) liquidate, wind-up, dissolve or adopt any plan to liquidate, wind-up or dissolve (or suffer any liquidation or dissolution) (other than direct or indirect wholly owned Subsidiaries);
     (h) acquire or agree to acquire by merger, consolidation or otherwise (including by purchase of Equity Interests or all or substantially all of the assets) the business of any Person or a division thereof, other than acquisitions of the business, assets or Equity Interests of another Person: (i) which are paid for in cash and do not exceed $50 million in the aggregate (including contingent cash consideration), less the aggregate unbudgeted expenditures actually made pursuant to Section 5.2(m); and (ii) under the published rules of the SEC and published interpretations of the staff of the SEC would not require historical or proforma financial statements with respect to such acquisitions (either individually or in the aggregate) to be included in the Proxy Statement/Prospectus;
     (i) make any loans, advances or capital contributions to, or investments in, any Person (other than (i) loans, advances or capital contributions to a wholly owned Subsidiary or loans or advances from such a Subsidiary, (ii) customer loans and advances to employees consistent with past practices or (iii) short-term investments of cash in the ordinary course of business in accordance with the cash management procedures of Grey Wolf or its Subsidiaries);

     (j) terminate or amend any Grey Wolf Material Contract or waive or assign any of its rights under any Grey Wolf Material Contract, in each case in a manner that would be materially adverse to Grey Wolf, or enter into any Grey Wolf Material Contract other than customer Contracts entered into in the ordinary course of business;
     (k) (i) incur any Indebtedness (including Indebtedness in connection with acquisitions permitted by Section 5.2(h)) in excess of $7.5 million, in the aggregate, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of its debt securities or any of its Subsidiaries or guarantee any debt securities of others, other than (A) borrowings from that party’s or its Subsidiary’s revolving credit facility in the ordinary course of business in an amount not in excess of $5 million, (B) borrowings the proceeds of which are used to repay or repurchase other indebtedness of that party or its Subsidiaries, (C) borrowings in respect of intercompany debt, or (ii) enter into any material lease (whether such lease is an operating or capital lease) or create any material Liens (other than Permitted Liens) on its property including any Equity Interests in its Subsidiaries except in the ordinary course of business or with or between its Subsidiaries; provided, however, that for purposes of this Section 5.2(k), neither the incurrence of Indebtedness to finance, directly or indirectly, acquisitions of the business, assets or Equity Interests of another Person nor the incurrence of Indebtedness for capital expenditures shall be considered to be “in the ordinary course of business”;
     (l) make or rescind any material election relating to Taxes, including any election for any and all joint ventures, partnerships, limited liability companies or other investments; settle or compromise any material Claim, action, litigation, proceeding, arbitration or investigation relating to Taxes; or change in any material respect any of its methods of reporting any items for Tax purposes from those employed in the preparation of its Tax Returns for the most recent Taxable year for which a Tax Return has been filed;
     (m) make or commit to make capital expenditures that in the aggregate exceed its capital expenditure budget as disclosed in the Grey Wolf Disclosure Letter by more than $50 million in the aggregate, less the aggregate amount actually spent pursuant to the exception set forth in Section 5.2(h);
     (n) enter into any new line of business material to it and its Subsidiaries taken as a whole;
     (o) enter into any Contract that subjects or will subject Precision or its Subsidiaries to any non-compete or similar restriction on any Precision Company or Grey Wolf Company business following the Effective Time;
     (p) except as may be required as a result of a change in U.S. GAAP, change any of the material accounting principles, estimates, or practices used by the Grey Wolf Companies;

     (q) compromise, settle or grant any waiver or release related to any litigation or proceeding, other than settlements or compromises of such litigation or proceedings where the full amount to be paid is covered by insurance or where the amount to be paid does not exceed $3 million individually or $7.5 million in the aggregate;
     (r) engage in any transaction (other than pursuant to agreements in effect as of the date of this Agreement and that are disclosed in the Grey Wolf Disclosure Letter and transactions between or among Grey Wolf and its Subsidiaries in the ordinary course of business consistent with past practices) or enter into any agreement with any Affiliate (provided that for the purpose of this clause (r) only, the term “Affiliate” shall not include any employee of Grey Wolf or its Subsidiaries (as the case may be) other than directors and executive officers thereof and any employees who share the same household as any such directors and executive officers);
     (s) willfully or intentionally breach any representation or warranty set forth in this Agreement or take any action that is reasonably likely to materially delay or impair the ability of the Parties hereto to consummate the transactions contemplated by this Agreement; or
     (t) enter into any Contract or obligation to take any actions prohibited above.
     Section 5.3 Conduct of Precision Business Pending Closing. Without limiting the generality of Section 5.1, except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.3 of the Precision Disclosure Letter or as required by Applicable Law or Governmental Authority, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Precision and PDC shall not, and Precision and PDC shall not permit any of the Precision Subsidiaries to do any of the following without the prior written consent of Grey Wolf:
     (a) amend or propose to amend its certificate or articles of incorporation, bylaws, certificate of formation, certificate of organization, certificate of limited partnership, limited liability company agreement, operating agreement, partnership agreement, declaration of trust or other governing or organizational documents;
     (b) adjust, split, combine, reclassify or dispose of any of its outstanding Equity Interests (other than dispositions by or among direct or indirect wholly owned Subsidiaries and cancellations of stock or unit options or restricted stock or unit grants forfeited in accordance with the terms of a Precision Benefit Plan in existence on the date of this Agreement or related stock option or restricted stock grant agreements);
     (c) cease or suspend making Permitted Distributions or declare, set aside or pay any dividends or other distributions (whether payable in cash, property or Equity Interests) with respect to its Equity Interests (other than by or among direct or indirect wholly owned Subsidiaries) other than Permitted Distributions;
     (d) (i) issue any Equity Interests, effect any stock split or otherwise change its capitalization as it existed on the date of this Agreement, except pursuant to (A) Sections 3.6 and 5.7 of the Precision Declaration of Trust, (B) the exchange or redemption of

PDLP Exchangeable Units or (C)  the grant or exercise of awards granted after the date of this Agreement and expressly permitted under this Agreement, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire or otherwise with respect to any shares of its capital stock or other equity securities, or grant or issue any restricted stock or securities, except in each case for awards under the Precision Benefit Plans in existence as of the date hereof;
     (e) purchase, redeem or otherwise acquire any of its outstanding Equity Interests, except (i) pursuant to Article 6 of the Precision Declaration of Trust, (ii) by or among direct or indirect wholly-owned Subsidiaries or (iii) Equity Interests purchased or withheld to satisfy Tax withholding obligation in connection with the vesting, lapse of forfeiture restrictions or exercise (as applicable) of stock options, restricted stocks and similar awards by the grantees thereof;
     (f) sell, lease, license, or otherwise dispose of, or enter into a contract to sell, lease, license or otherwise dispose of, any of its assets (including capital stock of Subsidiaries) which are, individually or in the aggregate, material to it and its Subsidiaries, taken as a whole, except for (i) sales of surplus or obsolete equipment, (ii) sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of this Agreement that were entered into the ordinary course of business consistent with past practices, (iii) sales, leases or other transfers between such party and its wholly owned Subsidiaries or between those Subsidiaries, (iv) sales, dispositions or divestitures as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated by this Agreement in accordance with Section 5.9, or (v) arm’s-length sales or other transfers not described in clauses (i) through (iv) above for aggregate consideration not exceeding $120 million;
     (g) liquidate, wind-up, dissolve or adopt any plan to liquidate, wind-up or dissolve (or suffer any liquidation or dissolution) (other than direct or indirect wholly owned Subsidiaries);
     (h) acquire or agree to acquire by merger, consolidation or otherwise (including by purchase of Equity Interests or all or substantially all of the assets) the business of any Person or a division thereof, other than acquisitions of the business, assets or Equity Interests of another Person: (i) which are paid for in cash and do not exceed $120 million in the aggregate (including contingent cash consideration), less the aggregate unbudgeted expenditures actually made pursuant to Section 5.3(j); and (ii) under the published rules of the SEC or the Canadian Securities Regulatory Authorities and published interpretations of the staff of the SEC or the Canadian Securities Regulatory Authorities would not require historical or proforma financial statements with respect to such acquisitions (either individually or in the aggregate) to be included in the Proxy Statement/Prospectus;
     (i) (i) incur any Indebtedness (excluding Indebtedness in connection with acquisitions permitted by Section 5.3(h)) in excess of $30 million, in the aggregate, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of its debt securities or any of its Subsidiaries or guarantee any debt securities of others, other than (A) Indebtedness incurred in connection with the Financing, (B) borrowings from that party’s or its Subsidiary’s revolving credit facility in the ordinary course of business in an amount not in excess of $25 million, (C) borrowings the proceeds of which are used to repay or repurchase other indebtedness of that party or its Subsidiaries, (D) borrowings in respect of intercompany debt, or (ii) create any material Liens (other than Permitted Liens) on its property including any Equity Interests in its Subsidiaries except in the ordinary course of business or with or between its Subsidiaries; provided, however, that for purposes of this Section 5.3(i), neither the incurrence of Indebtedness to finance, directly or indirectly, acquisitions of the business, assets or Equity Interests of another Person nor the incurrence of Indebtedness for capital expenditures shall be considered to be “in the ordinary course of business”;
     (j) make or commit to make capital expenditures that in the aggregate exceed its capital expenditure budget as disclosed in the Precision Disclosure Letter by more than $200 million in the aggregate, less the aggregate amount actually spent pursuant to the exception set forth in Section 5.3(h);
     (k) willfully or intentionally breach any representation or warranty set forth in this Agreement or take any action that is reasonably likely to materially delay or impair the ability of the Parties hereto to consummate the transactions contemplated by this Agreement; or
     (l) enter into any Contract or obligation to take any actions prohibited above.
Section 5.4 Access to Assets, Personnel and Information.
     (a) Upon reasonable notice and subject to Applicable Law relating to the exchange of information, from the date hereof until the Effective Time, Precision and PDC shall: (i) afford to the Grey Wolf Representatives, at Grey Wolf’s sole risk and expense, reasonable access during normal business hours to any and all of the assets, books and records, files, data, correspondence, Contracts, permits, audits and all other information relating to the Precision Companies’ financial position, business, employees, representatives, agents, facilities and assets, whether written or computerized that are within the possession or control of any of the Precision Companies (the “Precision Information”); and (ii) upon request during normal business hours, furnish promptly to Grey Wolf (at Grey Wolf’s expense) a copy of any Precision Information. Grey Wolf agrees to conduct such investigation in a manner that does not interfere unreasonably with the Precision Companies’ operations and with the prompt discharge by such Precision Companies’ employees of their duties. Grey Wolf agrees to indemnify and hold the Precision Companies harmless from any and all Claims and liabilities, including costs and expenses for the loss, injury to or death of any Representative of the Grey Wolf Companies, and any loss or destruction of any property owned by the Precision Companies or others (including Claims or liabilities for use of any property) resulting directly or indirectly from the action or inaction of any of the Grey Wolf Companies or their Representatives during any visit to the business or property sites of the Precision

Companies prior to the completion of the Merger, whether pursuant to this Section 5.4 or otherwise. No Precision Company shall be required to provide access to or to disclose Precision Information where such access or disclosure would constitute a violation of attorney/client privilege or violate any Applicable Law. In such circumstances, the Parties will use commercially reasonable best efforts to make reasonable and appropriate substitute disclosure arrangements. None of the Grey Wolf Companies or their Representatives shall conduct any environmental testing or sampling on any business or property sites of the Precision Companies prior to completion of the Merger without the prior written consent of Precision.
     (b) Upon reasonable notice and subject to Applicable Law relating to the exchange of information, from the date hereof until the Effective Time, Grey Wolf shall: (i) afford to the Precision Representatives, at Precision’s sole risk and expense, reasonable access during normal business hours to any and all of the assets, books and records, files, data, correspondence, Contracts, permits, audits and all other information relating to the Grey Wolf Companies’ financial position, business, employees, representatives, agents, facilities and assets, whether written or computerized, that are within the possession or control of any of the Grey Wolf Companies (the “Grey Wolf Information”); and (ii) upon request during normal business hours, furnish promptly to Precision (at Precision’s expense) a copy of any Grey Wolf Information. Precision agrees to conduct such investigation in a manner that does not interfere unreasonably with the Grey Wolf Companies’ operations and with the prompt discharge by such Grey Wolf Companies’ employees of their duties. Precision agrees to indemnify and hold the Grey Wolf Companies harmless from any and all Claims and liabilities, including costs and expenses for the loss, injury to or death of any Representative of the Precision Companies, and any loss or destruction of any property owned by the Grey Wolf Companies or others (including Claims or liabilities for use of any property) resulting directly or indirectly from the action or inaction of any of the Precision Companies or their Representatives during any visit to the business or property sites of the Grey Wolf Companies prior to the completion of the Merger, whether pursuant to this Section 5.4 or otherwise. None of the Grey Wolf Companies shall be required to provide access to or to disclose Grey Wolf Information where such access or disclosure would constitute a violation of attorney/client privilege or violate any Applicable Law. In such circumstances, the Parties will use commercially reasonable best efforts to make reasonable and appropriate substitute disclosure arrangements. None of the Precision Companies or their Representatives shall conduct any environmental testing or sampling on any business or property sites of the Grey Wolf Companies prior to completion of the Merger without the prior written consent of Grey Wolf.
     (c) From the date hereof until the Effective Time, each of Precision and Grey Wolf shall: (i) furnish to the other, promptly upon receipt or filing (as the case may be), a copy of each communication between such Party and the SEC or the Canadian Securities Regulatory Authorities, as the case may be, after the date hereof relating to the Merger or the Registration Statement and each report, schedule, registration statement or other document filed by such Party with the SEC or the Canadian Securities Regulatory Authorities after the date hereof relating to the Merger or the Registration Statement, unless such communication, report, schedule, registration statement or other document is otherwise readily available through the SEC’s EDGAR system or SEDAR, in which case Precision or Grey Wolf (as the case may be) shall provide notice to the other of such availability; and (ii) promptly advise the other of the substance of any oral communications between such Party and the SEC or the Canadian Securities Regulatory Authorities relating to the Merger or the Registration Statement.
     (d) Grey Wolf will not (and will cause Grey Wolf Subsidiaries and Grey Wolf Representatives not to), and Precision will not (and will cause the Precision Subsidiaries and the Precision Representatives not to), use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Any information obtained by the Grey Wolf Companies or the Precision Companies or their respective Representatives under this Section 5.4 shall be subject to the confidentiality and use restrictions set forth in the Confidentiality Agreement.
     (e) Notwithstanding anything in this Section 5.4 to the contrary: (i) Grey Wolf shall not be obligated under the terms of this Section 5.4 to disclose to Precision or the Precision Representatives, or grant Precision or the Precision Representatives access to, information that is within the possession or control of any of the Grey Wolf Companies but subject to a valid and binding confidentiality agreement with a Third Party without first obtaining the consent of such Third Party, and Grey Wolf, to the extent requested by Precision, will use its reasonable commercial efforts to obtain any such consent; and (ii) Precision shall not be obligated under the terms of this Section 5.4 to disclose to Grey Wolf or Grey Wolf Representatives, or grant Grey Wolf or Grey Wolf Representatives access to, information that is within the possession or control of any of the Precision Companies but subject to a valid and binding confidentiality agreement with a Third Party without first obtaining the consent of such Third Party, and Precision, to the extent requested by Grey Wolf, will use reasonable commercial efforts to obtain any such consent.
     (f) No investigation by Precision or Grey Wolf or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement, and no Party shall be deemed to have made any representation or warranty to the other Party except as expressly set forth in this Agreement.
Section 5.5 No Solicitation by Grey Wolf.
     (a) From the date of this Agreement until the first to occur of the Effective Time and the termination of this Agreement in accordance with Article VII, except as specifically permitted in Section 5.5(c), Section 5.5(d) or Section 5.5(e), Grey Wolf agrees that neither it nor any of the Grey Wolf Subsidiaries or Representatives will, directly or indirectly: (i) solicit, initiate, encourage or facilitate (including by way of furnishing or disclosing non-public information) any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, an Acquisition Proposal, and upon becoming aware of any violation of this Section 5.5(a)(i), Grey Wolf shall, and shall cause the Grey Wolf Subsidiaries and Representatives to, stop soliciting, initiating, encouraging, facilitating (including by way of furnishing or disclosing non-public information) or taking any action designed to facilitate, directly or indirectly, any inquiry, offer or proposal that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any non-public information or data relating to the Grey Wolf Companies to, or in response to a request therefor, give access to the properties, assets or books and records of the Grey Wolf Companies to, any Person who has made or may be considering making an Acquisition Proposal or take any action which may otherwise lead to an Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any agreement in principle, letter of intent, arrangement, understanding or other Contract relating to any Acquisition Proposal.
     (b) Except as specifically permitted in Section 5.5(c) and Section 5.5(d), Grey Wolf shall, and shall cause each of the Grey Wolf Subsidiaries and Representatives to, immediately cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person with respect to any Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and shall inform the Grey Wolf Subsidiaries and Representatives which are engaged in any such solicitations, discussions, negotiations or other activity of Grey Wolf’s obligations under this Section 5.5. Grey Wolf shall promptly inform its Representatives who have been involved with or otherwise providing assistance in connection with the negotiation of this Agreement and the transactions contemplated by this Agreement of Grey Wolf’s obligations under this Section 5.5. Grey Wolf shall promptly demand that any Person (and the Representatives of any such Person) who has heretofore executed a confidentiality agreement with or for the benefit of any of the Grey Wolf Companies with respect to such Person’s consideration of a possible Acquisition Proposal promptly return or destroy (and Grey Wolf shall use commercially reasonable best efforts to cause any such destruction to be certified in writing by any such Person to Grey Wolf) all confidential information heretofore furnished by the Grey Wolf Companies or any of their Representatives to such Person or any of its Representatives in accordance with the terms of the confidentiality agreement with such Person.
     (c) Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Required Grey Wolf Vote, nothing in this Agreement shall prevent Grey Wolf or the Grey Wolf Board from:
(i)	after the date of this Agreement, engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the Grey Wolf Companies to, or in response to a request therefor, giving access to the properties, assets or books and records of the Grey Wolf Companies to, any Person who has made an unsolicited, bona fide, written Acquisition Proposal after the date hereof that did not result from a violation by the Grey Wolf Companies of this Section 5.5; provided, however, that prior to engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the Grey Wolf Companies to, or giving access to the properties, assets or books and records of the Grey Wolf Companies to, such Person, (A) the Grey Wolf Board, acting in good faith, has determined (I) after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (II) that such Person has the financial and legal capacity to consummate such Superior Proposal and (B) Grey Wolf (I) enters into a confidentiality agreement with such Person with use and disclosure limitations and other material terms that are no more favorable to such Person than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not contain any provision preventing Grey Wolf from complying with its required disclosure to Precision pursuant to this Section 5.5 and (II) has complied with Section 5.5(d); and

(ii)	subject to compliance by Grey Wolf with Section 5.5(e), (A) withdrawing (or amending or modifying in a manner adverse to Precision), or publicly proposing to withdraw (or to amend or modify in a manner adverse to Precision), the approval, recommendation or declaration of advisability by the Grey Wolf Board or any committee thereof (as the case may be) of this Agreement, the Merger or the transactions contemplated hereby (the actions referred to in this clause (A) being collectively referred to herein as an “Adverse Recommendation Change”), (B) recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, any Acquisition Proposal (the actions referred to in this clause (B) being collectively referred to as an “Acquisition Proposal Recommendation”), or (C) entering into any agreement, including any agreement in principle, letter of intent or understanding, acquisition or merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, arrangement or understanding which constitutes, relates to, is intended to lead to or could reasonably be expected to lead to an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.5(c)(i)(B)(I)) (each an “Acquisition Agreement”); provided, however, that (X) in the case of an Adverse Recommendation Change not involving an Acquisition Proposal, the Grey Wolf Board, acting in good faith, has previously determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary obligations to the shareholders of Grey Wolf under Applicable Law, (Y) in the case of an Adverse Recommendation Change involving an Acquisition Proposal, an Acquisition Proposal Recommendation or an entry into an Acquisition Agreement, the Grey Wolf Board, acting in good faith, has previously determined, after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Acquisition Proposal or Acquisition Agreement constitutes a Superior Proposal and (Z) in the case of entry into an Acquisition Agreement, Grey Wolf concurrently terminates this Agreement pursuant to and after complying with the provisions of Section 7.1(d)(iii) and Section 5.5(e)(ii). Grey Wolf acknowledges and agrees that the taking of any action inconsistent with any of the restrictions set forth in this Section 5.5 by any of the Grey Wolf Companies or their Representatives shall be deemed a breach of this Section 5.5 by Grey Wolf. For the avoidance of doubt, the Parties acknowledge and agree that an Adverse Recommendation Change may or may not involve an Acquisition Proposal.
     (d) If Grey Wolf or any Grey Wolf Representative receives a request for information from a Person who has made an unsolicited, bona fide, written Acquisition Proposal, and Grey Wolf is permitted to provide such Person with information pursuant to this Section 5.5, Grey Wolf will provide to Precision a copy of the confidentiality agreement with such Person promptly upon its execution and provide to Precision a list of, and copies of, all information provided to such Person as promptly as practicable after its delivery to such Person and promptly provide Precision with access to all information to which such Person was provided access, in each case only to the extent not previously provided to Precision. Grey Wolf shall promptly provide notice to Precision, in writing, of the receipt of any Acquisition Proposal or any inquiry with respect to or that is likely to lead to an Acquisition Proposal (but in no event more than twenty-four hours after the receipt thereof), which notice shall include the identity of the Person or group requesting such information or making such inquiry or Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal. Grey Wolf shall promptly provide Precision with copies of any written changes to any Acquisition Proposal and shall promptly provide Precision written notice of any changes (whether oral or in writing) in the price or form of consideration or other material changes in the status or terms of such Acquisition Proposal.
     (e) Notwithstanding anything herein to the contrary, the Grey Wolf Board shall not (i) make an Adverse Recommendation Change, (ii) make an Acquisition Proposal Recommendation or (iii) enter into any Acquisition Agreement relating to an Acquisition Proposal, unless:
(i)	Grey Wolf complies with the terms of Section 5.5(c)(ii) and Section 5.5(d); and

(ii)	In the case of an Acquisition Proposal, promptly upon a determination by the Grey Wolf Board that an Acquisition Proposal constitutes a Superior Proposal, Grey Wolf immediately notifies, in writing, Precision of such determination and describes in reasonable detail the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal and provides Precision with a copy of the

Acquisition Agreement, if any, associated with such Superior Proposal. Precision shall have five Business Days after delivery of such written notice to submit an offer to engage in an alternative transaction or to modify the terms and conditions of this Agreement such that Grey Wolf may proceed with this Agreement (a “Precision Revised Offer”). During such five Business Day period, Grey Wolf and its financial and legal advisors shall negotiate in good faith exclusively with Precision to enable Precision to submit a Precision Revised Offer. Any amendment to the price or any other material term of a Superior Proposal shall require a new notice from Grey Wolf and an additional three Business Day period within which Precision may negotiate a Precision Revised Offer.
     (f) Nothing contained in this Section 5.5 shall prohibit Grey Wolf or the Grey Wolf Board from taking and disclosing to the shareholders of Grey Wolf a position with respect to an Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by Applicable Law.
     (g) All notices to be given by the Parties under this Section 5.5 shall be given by facsimile transmission in accordance with Section 8.3 (which notice shall be considered delivered effective as of the day of transmission if transmitted on or before 5:00 p.m. U.S. Central Standard Time on the date of transmission, otherwise the next day after transmission).
     Section 5.6 Shareholders’ Meeting. Promptly after the Registration Statement is declared effective under the Securities Act, Grey Wolf shall take all necessary action, in accordance with Applicable Law, the rules and regulations of the AMEX and Grey Wolf Charter Documents, to properly give notice of and hold a meeting of its shareholders for the purpose of voting on the Merger. Subject to Section 5.5 and Article VII, the Grey Wolf Board shall unanimously recommend approval of the Merger. Grey Wolf, through its board of directors, shall use its commercially reasonable best efforts to take all lawful actions to solicit approval by its shareholders of the Merger, including timely mailing the Proxy Statement/Prospectus to the shareholders of Grey Wolf. Grey Wolf shall use commercially reasonable best efforts to hold its shareholders’ meeting within 45 days after the date the Registration Statement is declared effective.
     Section 5.7 Registration Statement and Proxy Statement/Prospectus.
     (a) Precision and Grey Wolf shall cooperate and promptly prepare the Registration Statement and the Proxy Statement/Prospectus and Precision shall file the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus with the SEC as soon as practicable after the date hereof, and Precision and Grey Wolf shall cooperate to promptly respond to any comments made by the SEC and otherwise use their respective commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing. Precision and Grey Wolf will provide each other with any information which may be required to prepare and file the Proxy Statement/Prospectus and the Registration Statement. Grey Wolf will cause the Proxy Statement/Prospectus to be mailed to its shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. If at any time prior to the Effective Time any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Precision or Grey Wolf, as applicable, will promptly inform the other of such occurrence, and Precision and Grey Wolf will cooperate in filing such amendment or supplement with the SEC, use their respective commercially reasonable best efforts to cause such amendment to become effective as promptly as possible and, if required, mail such amendment or supplement to the shareholders of Grey Wolf. Precision shall use its commercially reasonable best efforts, and Grey Wolf shall cooperate with Precision, to obtain any and all necessary state securities laws or “blue sky” permits, approvals and registrations in connection with the issuance of the Precision Trust Units pursuant to the Merger.
     (b) Precision will cause the Registration Statement (and to the extent Grey Wolf is to provide information to be contained in the Proxy Statement/Prospectus, Grey Wolf will cause the Proxy Statement/Prospectus), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder. Precision and Grey Wolf shall be responsible for furnishing to each other true, accurate and complete information regarding themselves and their respective shareholders or unitholders, as the case may be, for inclusion in the Proxy Statement/Prospectus.
     (c) Precision hereby covenants and agrees with Grey Wolf that: (i) the Registration Statement (at the time it becomes effective under the Securities Act through the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall apply only to information included or incorporated by reference in the Registration Statement that was supplied by Precision for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to shareholders of Grey Wolf, through the time of Grey Wolf Meeting, and until the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall apply only to information included or incorporated by reference in the Proxy Statement/Prospectus that was supplied by Precision for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Precision, or with respect to other information supplied by Precision for inclusion in the Registration Statement or the Proxy Statement/Prospectus, occurs and such event is required to be described in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, Precision shall promptly notify Grey Wolf of such occurrence and Precision shall cooperate with Grey Wolf in the preparation, filing and dissemination of such amendment or supplement.

     (d) Grey Wolf hereby covenants and agrees with Precision that: (i) the Registration Statement (at the time it becomes effective under the Securities Act and until the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall apply only to any information included or incorporated by reference in the Registration Statement that was supplied by Grey Wolf for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to shareholders of Grey Wolf, through the time of the Grey Wolf Meeting, and until the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall apply only to any information included or incorporated by reference in the Proxy Statement/Prospectus that was supplied by Grey Wolf for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Grey Wolf, or with respect to other information included in the Registration Statement with respect to Grey Wolf, occurs and such event is required to be described in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, Grey Wolf shall promptly notify Precision of such occurrence and Grey Wolf shall cooperate with Precision in the preparation, filing and dissemination of such supplement.
     (e) None of the Registration Statement, the Proxy Statement/Prospectus or any amendment or supplement thereto will be filed or disseminated to the shareholders of Grey Wolf without the approval of both Precision and Grey Wolf, such approval not to be unreasonably withheld, conditioned or delayed. Each Party shall advise the other Parties promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Precision Trust Units issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Registration Statement.
     (f) Precision shall use its commercially reasonable best efforts to cause to be delivered to Grey Wolf two comfort letters from KPMG LLP, Precision’s independent auditors, one dated on the date on which the Registration Statement shall become effective, and one bring-down letter dated on the Closing Date, each addressed to Grey Wolf and customary in scope and substance for letters delivered by independent auditors in connection with public offerings.
     (g) Grey Wolf shall use its commercially reasonable best efforts to cause to be delivered to Precision two comfort letters from KPMG LLP, Grey Wolf’s independent auditors, one dated on the date on which the Registration Statement shall become effective, and one bring-down letter dated on the Closing Date, each addressed to Precision and customary in scope and substance for letters delivered by independent auditors in connection with public offerings.

     Section 5.8 NYSE and TSX Listing. Precision shall prepare and submit to the NYSE and TSX listing applications covering the Precision Trust Units issued or issuable (a) in the Merger, and (b) upon conversion of the Grey Wolf Convertible Notes. Grey Wolf will promptly cooperate with Precision in preparing and submitting such NYSE and TSX listing applications and in responding to comments and inquiries from the NYSE and TSX with respect thereto. Each of Precision and Grey Wolf shall use their respective commercially reasonable best efforts to enable Precision to obtain, prior to the Effective Time, approval of the NYSE and TSX for the listing of all Precision Trust Units covered by such application, subject to official notice of issuance, under the trading symbol “PDS” on the NYSE and “PD.UN” on the TSX.
Section 5.9 Regulatory Filings.
     (a) Subject to the terms and conditions herein provided, each of Grey Wolf and Precision shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any Applicable Law (including the HSR Act) or under applicable Contracts so as to enable the Closing to occur as soon as reasonably practicable, including using its commercially reasonable best efforts to obtain all necessary waivers, consents and approvals, remove all impediments to the Closing, and to identify and make all Precision Regulatory Filings and Grey Wolf Regulatory Filings (the “Regulatory Filings”). Precision and Grey Wolf each will cause all documents it is responsible for filing with any Governmental Authority under this Section 5.9 to comply with all Applicable Laws. For the avoidance of doubt, the Parties agree that their respective obligations and rights with respect to filings with the SEC or the Canadian Securities Regulatory Authorities and the application of securities laws in connection with the transactions contemplated hereby shall be governed only by Section 5.7 and not this Section 5.9(a).
     (b) Each of Precision and Grey Wolf shall furnish the other Party with such information and reasonable assistance as such other Party and its respective affiliates may reasonably request in connection with their preparation of any Regulatory Filings with any Governmental Authorities; provided, however, that if the provisions of the HSR Act would prevent a Party from disclosing such information to the other Party, then such information may be disclosed to such Party’s counsel.
     (c) Each of Precision and Grey Wolf shall promptly give voluntary notice to CFIUS under the Exon-Florio Amendment of the transactions contemplated by this Agreement, and, in connection therewith, provide CFIUS with such information concerning the transactions contemplated by this Agreement as is reasonably necessary or desirable.
     (d) Each of Precision and Grey Wolf shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable, including responding promptly to requests for additional information made by the DOJ or the FTC, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

     (e) Each of Precision and Grey Wolf shall use its commercially reasonable best efforts to avoid the entry of, or to have vacated or terminated, any Order or injunction that would restrain, prevent or delay the Closing. Furthermore, if any Governmental Authority shall have issued any Order or injunction, or taken any other action, that would have the effect of restraining, enjoining or otherwise prohibiting, delaying or preventing the consummation of the transactions contemplated hereby, each of Precision and Grey Wolf shall use its commercially reasonable best efforts to have such Order or injunction or other action declared ineffective as soon as practicable.
     (f) Precision and Grey Wolf shall promptly notify each other of any communication concerning this Agreement or the Merger from any Governmental Authority and, subject to Applicable Law, permit the other Party to review in advance any proposed communication to any Governmental Authority concerning this Agreement or the Merger. In addition, Precision and Grey Wolf shall not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or another inquiry concerning this Agreement or the Merger, or enter into any agreements with any Governmental Authority, including, without limitation, extending any antitrust waiting periods, unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat. Precision and Grey Wolf shall furnish counsel to the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Authorities or members of their respective staffs on the other hand, relating to this Agreement and the Merger.
     (g) Notwithstanding the foregoing, nothing contained in this Agreement shall be construed to require Precision or Grey Wolf or their respective Subsidiaries or Affiliates to dispose of any of its assets or to limit its freedom of action with respect to any of their businesses, or to consent to any disposition of their assets or limits on their freedom of action with respect to any of their businesses, whether prior to or after the Effective Time, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating to the HSR Act, or other antitrust, competition, pre-merger notification, trade regulation or similar Applicable Laws (collectively, “Antitrust Laws”) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding relating to Antitrust Laws or non-U.S. Antitrust Laws, other than such dispositions, limitations or consents, commitments or agreements that in each such case may be conditioned upon the consummation of the Merger and the transactions contemplated hereby and that in each such case, individually or in the aggregate, do not have or cause and would not be reasonably be expected to have or cause a Precision Material Adverse Effect after the Merger; provided, however, that neither Precision on the one hand or Grey Wolf on the other hand shall take or agree to any action required or permitted by this Section 5.9(g) without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

     Section 5.10 Rule 16b-3 Approval. Prior to the Closing, Precision and Grey Wolf, and their respective board of trustees and board of directors, as applicable and required, or committees thereof, shall use their commercially reasonable best efforts to take all actions to cause any dispositions of Grey Wolf Common Stock (including derivative securities with respect to Grey Wolf Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.
     Section 5.11 Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable best efforts to take all actions as may be necessary or appropriate in order to effectuate the Merger under the TBCA and the TCL as promptly as commercially practicable. In addition, the Parties agree to execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.
     Section 5.12 Public Announcements. On the date this Agreement is executed (or if executed after the close of business, no later than the first to occur of the opening of the NYSE, TSX or AMEX on the next day), Precision and Grey Wolf shall issue a joint press release with respect to the execution hereof and the transactions contemplated hereby. Except in respect of a public announcement as may be required by Applicable Law or any listing agreement with or rule of any Governmental Authority, Precision and Grey Wolf shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement.
     Section 5.13 Notification of Certain Matters. Each Party shall give prompt notice to the other Parties of any of the following for which it becomes aware: (i) any representation or warranty made by it becoming untrue or inaccurate if such untruth or inaccuracy would reasonably be expected to cause any condition set forth in Article VI not to be satisfied, (ii) the occurrence of any event or development that would cause (or would reasonably be expected to cause) any representation or warranty by it herein to be untrue or inaccurate if such untruth or inaccuracy would reasonably be expected to cause any condition set forth in Article VI not to be satisfied, or (iii) any failure by it to comply with or satisfy in all material respects any covenant, condition, or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of any Party hereto.
     Section 5.14 Payment of Expenses. Whether or not the Merger is consummated, and except as provided in Section 7.3, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, regardless of whether the Merger is consummated, except that Precision and Grey Wolf shall equally share the following: (a) all fees and expenses, other than attorneys’, accountants’, financial advisers’ and consultants’ fees and expenses (which shall be paid by the Party incurring same), incurred in relation to the filing with the SEC and printing of the Proxy Statement/Prospectus, including preliminary materials related thereto, and the Registration

Statement, including financial statements and exhibits and any amendments and supplements thereto, (b) the filing fees for the Registration Statement and the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and (c) the fees and expenses (other than attorneys’ fees) associated with the NYSE and TSX listing applications referred to in Section 5.8 above.
Section 5.15 Indemnification and Insurance.
     (a) From and after the Effective Time, Precision and PDC shall cause the Surviving Corporation to, and the Surviving Corporation shall, subject to Applicable Law; honor all indemnification, advancement and expenses and exculpation agreements or other obligations of Grey Wolf with respect to their respective current or former officers and directors including those agreements or obligations included in the Grey Wolf Charter Documents, and any Contract of Grey Wolf with its current or former officers or directors, or arising under Applicable Law.
     (b) From and for a period of six years after the Effective Time, Precision and PDC shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify, defend, hold harmless and advance expenses to each Person who is now, has been at any time prior to the date of this Agreement, or becomes prior to the Effective Time, an officer, director, employee or agent of any of the Grey Wolf Companies (collectively, the “Indemnified Parties”) to the fullest extent permitted by Applicable Law against all losses, expenses (including reasonable outside attorneys’ fees), claims, damages, fines, costs, liabilities or amounts that are paid in settlement with the approval of the indemnifying Party (which approval shall not be unreasonably withheld, conditioned or delayed) resulting from, or otherwise arising in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), based in whole or in part on, or arising in whole or in part out of, the fact that the Indemnified Party (or the Person controlled by the Indemnified Party) is or was a director, officer, employee or agent of any of the Grey Wolf Companies and pertaining to any matter existing, or arising out of actions or omissions or alleged actions or omissions occurring, at or prior to the Effective Time (including any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time. Precision and PDC shall cause the Surviving Corporation to, and the Surviving Corporation shall, pay any expenses to each Indemnified Party, as incurred, in advance of the final disposition of any such Claim to the fullest extent permitted under Applicable Law. Each Indemnified Party will be entitled to receive such advances from the Surviving Corporation within ten Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Applicable Law, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Without limiting the foregoing, in the event any such Claim is brought against any Indemnified Party (whether arising before or after the Effective Time): (i) the Surviving Corporation shall have the right to control the defense of such matter with the Surviving Corporation’s regularly engaged legal counsel or other counsel selected by the Surviving Corporation and reasonably satisfactory to the Indemnified Party, and Precision and PDC shall cause the Surviving Corporation to, and the Surviving Corporation shall, pay all reasonable fees and expenses of such counsel; and (ii) the Indemnified Party will cooperate with the Surviving Corporation, at the Surviving Corporation’s expense, in the defense of any such matter. Neither Precision, PDC nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim for which indemnification could be sought by any Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and does not include any finding of fact admission or stipulation with respect to fault, intent or culpability of the Indemnified Party, or such Indemnified Party otherwise consents. In the event of any Claim, any Indemnified Party wishing to claim indemnification shall promptly notify the Surviving Corporation thereof (provided that failure to so notify the Surviving Corporation will not affect the obligations of Precision or the Surviving Corporation except to the extent that the Surviving Corporation shall have been materially prejudiced as a result of such failure) and shall deliver to the Surviving Corporation any undertaking required by Applicable Law, but without any requirement for the posting of a bond. Without limiting the foregoing, in the event any Claim is brought against any of the Indemnified Parties, Precision and PDC shall cause the Surviving Corporation to, and the Surviving Corporation shall, be required to retain only one counsel (plus one local counsel, if necessary) to represent all such Indemnified Parties with respect to each such matter unless the use of one counsel to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual or apparent differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and the Surviving Corporation) may be retained by the Indemnified Parties at the cost and expense of Precision or the Surviving Corporation and Precision and PDC shall cause the Surviving Corporation to, and the Surviving Corporation shall, pay all reasonable fees and expenses of such counsel for such Indemnified Parties. Notwithstanding the foregoing, nothing contained in this Section 5.15 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee, controlling shareholder or agent of Grey Wolf under a non-waivable provision of Applicable Law.
     (c) From and for not less than six years after the Effective Time, Precision shall cause the Surviving Corporation to, and the Surviving Corporation shall use its commercially reasonable best efforts to maintain in effect directors’ and officers’ liability insurance policies covering those persons who are covered by Grey Wolf’s directors’ and officers’ liability insurance policies as of the Effective Time on terms substantially no less advantageous to such Persons than such existing insurance with respect to Claims arising from facts or events that occurred on or prior to the Effective Time; provided, however, that (i) the Surviving Corporation may substitute therefor policies, issued by an insurance carrier with the same or better credit rating as the Surviving Corporation’s current insurance carrier, of at least the same coverage containing terms and conditions which are no less advantageous than Grey Wolf’s current policy, provided that such substitution shall not result in gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and (ii) the Surviving Corporation shall not be required to pay an annual premium in excess of 250% of the last annual premium paid by Grey Wolf

(whichever premium was higher) prior to the date hereof. In the event that the annual premium for such insurance exceeds such maximum amount, the Surviving Corporation shall purchase as much coverage per policy year as reasonably obtainable for such maximum amount.
     (d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Applicable Law, Contract or otherwise.
     (e) In the event that the Surviving Corporation, or any of its respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its and its subsidiaries’ properties and assets (taken as a whole) to any Person, then, and in each such case, proper provision shall be made by the Surviving Corporation so that the successors and assigns of the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.15.
Section 5.16 Surviving Corporation Employee Matters.
     (a) At the Effective Time, the Surviving Corporation shall, or shall cause its Subsidiaries to, continue employment of all the employees who are employed by Grey Wolf or any of the Grey Wolf Subsidiaries as of the day immediately prior to the Effective Time. The Grey Wolf Employees so employed are collectively referred to herein as the “Continuing Employees.”
     (b) During the period from the Effective Time to and including December 31, 2009 the Surviving Corporation and its Subsidiaries shall provide each Continuing Employee with an annual salary rate, bonus opportunity and hourly wage rate, as applicable, that is not less favorable to such Continuing Employee than the annual salary rate, bonus opportunity or hourly wage rate provided to such Continuing Employee by Grey Wolf or the applicable Grey Wolf Subsidiary immediately prior to the Effective Time.
     (c) During the period from the Effective Time to and including December 31, 2009, the Surviving Corporation and its Subsidiaries shall provide medical, dental, pharmaceutical and vision benefits and other employee benefits that with respect to Continuing Employees shall be, no less favorable, in the aggregate, than those provided by Grey Wolf or the Grey Wolf Subsidiaries immediately prior to the Effective Time. Notwithstanding anything herein to the contrary, nothing herein shall require the Surviving Corporation to provide or continue any stock option plans, restricted stock grant plans or other equity award or purchase plans of Grey Wolf, except as otherwise provided in Article II hereof, or to assume or provide retiree medical benefits to any Continuing Employee, except as described in Section 5.16 of the Grey Wolf Disclosure Letter.

     (d) With respect to each Continuing Employee, the Surviving Corporation shall credit, or cause its Subsidiaries to credit, the period of employment and service recognized by Grey Wolf or the applicable Grey Wolf Subsidiary (including their respective affiliates and their predecessors if applicable) for such Continuing Employee immediately prior to the Effective Time under the Grey Wolf Benefit Plans for purposes of determining the Continuing Employee’s eligibility to join (subject to satisfaction of all non-service related eligibility criteria), vesting and benefit accrual (but not benefit accrual for any purpose other than vacation pay, severance and termination pay and sick leave, and vesting in employer contributions under a 401(k) or profit sharing arrangement that is tax qualified under Code Section 401) under the corresponding employee benefit plans, programs, policies or similar employment-related arrangements of the Surviving Corporation and its Subsidiaries in which the Continuing Employee is eligible to participate as if such period of employment and service had been employment and service with the Surviving Corporation and its Subsidiaries. No such period of employment and service credit shall be provided to the extent that it will result in a duplication of credit or employment benefits.
     (e) The Surviving Corporation and its Subsidiaries shall waive, and the extent necessary to effect the terms hereof, shall use their commercially reasonable best efforts to cause the relevant insurance carriers and other third parties to waive, any pre-existing condition limitations for medical conditions existing as of the Effective Time of each Continuing Employee and the Continuing Employee’s dependents who are covered immediately prior to the Effective Time under a group health plan maintained by Grey Wolf, but only to the extent such pre-existing medical condition would have been covered by the Surviving Corporation’s group health plan if it were not a pre-existing medical condition and only to the extent that such pre-existing medical condition limitations would not have applied to such Continuing Employee or the Continuing Employee’s dependents (as the case may be) under Grey Wolf’s group health plan, as applicable, immediately prior to the Effective Time. Additionally, the Surviving Corporation shall use its commercially reasonable best efforts to offer, or cause its Subsidiaries to offer, at the Effective Time to each Continuing Employee coverage under a group health plan (as defined in Section 5000(b)(1) of the Code) which credits such Continuing Employee towards the deductibles, co-insurance and maximum out of pocket provisions imposed under such group health plan, for the year during which the Effective Time occurs, with any applicable expenses already incurred during such year under Grey Wolf’s group health plan.
     (f) Nothing in this Agreement shall be considered a contract between Precision, PDC, Grey Wolf, the Surviving Corporation, or any of their respective Subsidiaries and any Continuing Employee or consideration for, or inducement with respect to, any such Continuing Employees’ continued employment with the Surviving Corporation and, without limitation, all such Continuing Employees are and will continue to be considered employees at will pursuant to the applicable employment at will laws or doctrine, subject to any express written agreement to the contrary with such Continuing Employee. For the avoidance of doubt and without limiting the generality of Section 8.6, nothing in this Section 5.16 is intended to make any Person a third-party beneficiary of the agreements contained in this Section 5.16, and nothing in this Section 5.16 shall constitute an amendment of any Grey Wolf Benefit Plan.
     (g) Each of the Parties agrees to cooperate in good faith prior to the Effective Time to establish a process to integrate the Grey Wolf Benefit Plans following the Effective Time.
     (h) The Parties agree that Precision and Surviving Corporation shall administer and perform the Grey Wolf, Inc. Employee Severance Plan established on August 8, 2008, in accordance with its terms and shall not amend or terminate such plan prior to its expiration in accordance with its terms in any way that negatively impacts the beneficiaries thereof prior to the first anniversary of the Closing Date.
Section 5.17 Tax Matters.
     (a) Precision, PDC, Grey Wolf and Lobos shall each use its commercially reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Section 6.2(d) and Section 6.3(d). Precision, Grey Wolf and Lobos agree to file all Tax Returns consistent with the treatment of the Merger as a “reorganization”, with Precision, Lobos and Grey Wolf as “parties to the reorganization”, within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Sec. 1.368-2(g).
     (b) Each of PDC, in its capacity as administrator of Precision, and Grey Wolf shall deliver to Porter & Hedges, L.L.P. and Mayer Brown LLP an officers’ certificate dated as of the Closing Date and signed by the Chief Executive Officers or the Chief Financial Officers of each of PDC and Grey Wolf, containing representations on behalf of Precision and Grey Wolf, in each case as shall be reasonably necessary or appropriate to enable Porter & Hedges, L.L.P. to render the opinion described in Section 6.3(d) of this Agreement and Mayer Brown LLP to render the opinion described in Section 6.2(d) of this Agreement. Each of Precision and Grey Wolf shall use its commercially reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the officers’ certificates described in this Section 5.17.
     (c) Grey Wolf and Precision shall provide each other with a certification in accordance with the requirements of Treasury Regulation Section 1.1445-2(c)(3) that it is not a United States real property holding corporation.
     (d) The Parties intend and believe that this Agreement constitutes a binding Contract for fixed consideration pursuant to Treasury Regulation Section 1.368-1T(e)(2).
     (e) After the Merger, Precision shall use its commercially reasonable best efforts to remain a “qualified foreign corporation” under Code Section 1(h) and the applicable Treasury Regulations.

     Section 5.18 Continuing Obligation to Call, Hold and Convene Shareholders’ Meeting; No Other Vote. Notwithstanding anything herein to the contrary, the obligations of Grey Wolf to call, give notice of, convene and hold the Grey Wolf Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any determination by the Grey Wolf Board to modify, withdraw, amend or modify its recommendation in favor of the Merger. Prior to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.1, Grey Wolf shall not submit to the vote of its shareholders any Acquisition Proposal, or propose to do so. For the avoidance of doubt, nothing in this Section 5.18 shall in any way limit the ability of Grey Wolf to terminate this Agreement pursuant to Section 7.1(d)(iii).
     Section 5.19 Control of Other Party’s Business. Nothing contained in this Agreement shall give Grey Wolf, directly or indirectly, the right to control or direct Precision’s operations prior to the Effective Time or give Precision, directly or indirectly, the right to control or direct Grey Wolf’s operations prior to the Effective Time. Prior to the Effective Time, each of Precision and Grey Wolf shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
     Section 5.20 Financing. Grey Wolf shall, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to, use commercially reasonable best efforts to cooperate in connection with Precision’s efforts to complete the Financing as may be requested by Precision, including, without limitation: (i) participating on a timely basis in meetings, drafting sessions, due diligence sessions and other presentations, including presentations with potential lenders, agents or underwriters and with rating agencies; (ii) furnishing to the Joint Lead Arrangers and to Precision as promptly as reasonably practicable all financial statements, pro forma statements, financial projections, business plans, budgets and other reasonably pertinent data and information as may be available (or obtainable without unreasonable expense) and reasonably requested by any of the Joint Lead Arrangers or Precision; (iii) participating in the marketing presentations and other marketing efforts of the Joint Lead Arrangers or Precision for any portion of the Financing and assisting the Joint Lead Arrangers in the timely preparation of bank information memoranda, presentations and similar documents and of material for rating agency presentations; (iv) assisting Precision in securing the cooperation of the independent accountants of Grey Wolf, including with respect to the delivery of accountants’ comfort letters (v) obtaining legal opinions from Precision’s counsel, ratings and other documentation and items relating to such financing as are reasonably requested by either of the Joint Lead Arrangers; (vi) executing and delivering in connection with the Financing any guarantees, mortgages, pledges and security documents, other definitive financing documents or other certificates or documents, conditioned on the completion of the Merger as may be reasonably requested by either of the Joint Lead Arrangers; and (vii) taking such actions and providing such information and assistance as either of the Joint Lead Arrangers or Precision may reasonably request in connection with creating Liens upon or pledging collateral to secure the Financing. Precision shall have provided a copy of the final executed commitment letter relating to the Financing, including all attachments thereto, to Grey Wolf prior to the execution of this Agreement.
     Section 5.21 Rights Agreement; State Takeover Laws.

     (a) Prior to the Effective Time, Grey Wolf shall not redeem the Grey Wolf Rights or amend, modify (other than to render the Grey Wolf Rights inapplicable to the Merger or any action permitted under this Agreement) or terminate the Grey Wolf Rights Agreement unless required to do so by order of a court of competent jurisdiction.
     (b) Prior to the Effective Time, Grey Wolf shall not take any action to render inapplicable or to exempt any third Person from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock unless (i) required to do so by order of a court of competent jurisdiction or (ii) the Grey Wolf Board has concluded in good faith, after consultation with its outside legal counsel, that, in light of a Superior Proposal with respect to Grey Wolf, the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law.
ARTICLE VI
CONDITIONS
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in writing in whole or in part only by both Precision and Grey Wolf (to the extent permitted by Applicable Law):
     (a) Shareholder Approval. The Merger shall have been duly and validly approved and adopted by the requisite vote of the shareholders of Grey Wolf.
     (b) CFIUS Approval. Precision shall have received written notice from CFIUS of its determination pursuant to the Exon-Florio Amendment not to undertake an investigation of the transaction contemplated by this Agreement.
     (c) Other Approvals. Any applicable waiting period under the HSR Act (including extensions thereof) shall have expired or been terminated and all filings required to be made by the Parties prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained by the Parties prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except for any failures to make such filings or obtain such consents, approvals, permits and authorizations that, individually or in the aggregate, would not reasonably be expected to have or cause a Material Adverse Effect on or with respect to Precision (assuming the Merger has taken place).
     (d) Securities Law Matters. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing (and no similar action shall have been taken by any Canadian Securities Regulatory Authority with respect to Precision or the Precision Trust Units), and any and all necessary approvals under state securities laws or Applicable Canadian Securities Laws relating to the issuance or trading of the Precision Trust Units to be issued in the Merger shall have been received.
     (e) No Injunctions or Restraints. No Governmental Authority of competent jurisdiction shall have issued, promulgated, enforced or entered any Order, temporary restraining order, preliminary or permanent injunction, or other legal restraint or prohibition that is continuing and which prevents the consummation of the Merger. There shall not be any pending suit, action or proceeding asserted by any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder.
     (f) NYSE and TSX Listing. The Precision Trust Units required to be included in the NYSE and TSX listing applications referred to in Section 5.8 above shall have been authorized for listing on the NYSE and the TSX, subject to official notice of issuance.
     Section 6.2 Conditions to Obligations of Precision, PDC and Lobos. The obligations of Precision, PDC and Lobos to effect the Merger are subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by Precision, PDC and Lobos:
     (a) Representations and Warranties. (i) The representations and warranties of Grey Wolf set forth in Section 3.2 (Authorization, Validity and Effect of Agreement), Section 3.3 (Capitalization) and Section 3.16 (No Brokers) shall be true, accurate and complete in all material respects as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct in all material respects as of such date) as of the Closing Date as though made on and as of that time and (ii) the representations and warranties of Grey Wolf set forth in Article III (other than the representations and warranties set forth in Section 3.2, Section 3.3 and Section 3.16) shall be true, accurate and complete (disregarding any qualifications as to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, except in each case for any failures of such representations and warranties to be so true, accurate and complete that, individually or in the aggregate, do not have or cause and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, and Precision and PDC shall have received a certificate signed by the Responsible Officers of Grey Wolf to such effect.
     (b) Performance of Covenants and Agreements by Grey Wolf. Grey Wolf shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Precision and

PDC shall have received a certificate signed by a Responsible Officer of Grey Wolf to such effect.
     (c) No Material Adverse Change. From the date of this Agreement through the Closing, there shall not have occurred any event, occurrence or development that has had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.
     (d) Tax Opinion. Precision and PDC shall have received an opinion (reasonably acceptable in form and substance to Precision and PDC) from Mayer Brown LLP, dated as of the Closing Date, and based on a reasonable assumption as to the amount of cash consideration ultimately paid to Grey Wolf Dissenting Shareholders, to the effect that for federal income Tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Precision, Grey Wolf and Lobos will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the officers’ certificates described in Section 5.17(b).
     Section 6.3 Conditions to Obligation of Grey Wolf. The obligation of Grey Wolf to effect the Merger is subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by Grey Wolf:
     (a) Representations and Warranties. (i) The representations and warranties of Precision, PDC and Lobos set forth in Section 4.2 (Authorization, Validity and Effect of Agreement), Section 4.3 (Capitalization) and Section 4.13 (No Brokers) shall be true, accurate and complete in all material respects as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct in all material respects as of such date) as of the Closing Date as though made on and as of that time and (ii) the representations and warranties of Precision set forth in Article IV (other than the representations and warranties set forth in Section 4.2, Section 4.3 and Section 4.13) shall be true, accurate and complete (disregarding any qualifications as to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, except in each case for any failures of such representations and warranties to be so true, accurate and complete that, individually or in the aggregate, do not have or cause and would not reasonably be expected to have or cause a Precision Material Adverse Effect, and Grey Wolf shall have received a certificate signed by the Responsible Officers of Precision to such effect.
     (b) Performance of Covenants and Agreements by Precision, Lobos and PDC. Each of Precision, Lobos and PDC shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Grey Wolf shall have received a certificate signed by a Responsible Officer of Precision to such effect.

     (c) No Material Adverse Change. From the date of this Agreement through the Closing, there shall not have occurred any event, occurrence or development that has had or caused or would reasonably be expected to have or cause a Precision Material Adverse Effect.
     (d) U.S. Tax Opinion. Grey Wolf shall have received an opinion (reasonably acceptable in form and substance to Grey Wolf) from Porter & Hedges L.L.P., dated as of the Closing Date, and based on a reasonable assumption as to the amount of cash consideration ultimately to be paid to Grey Wolf Dissenting Shareholders, to the effect that for federal income Tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Precision, Grey Wolf and Lobos will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the officers’ certificates described in Section 5.17(b).
ARTICLE VII
TERMINATION
     Section 7.1 Termination Rights. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Grey Wolf Proposal by the shareholders of Grey Wolf (except as provided below), by action taken by the board of directors or the board of trustees, as applicable, of the terminating Party or Parties upon the occurrence of any of the following:
     (a) By mutual written consent duly authorized by the Precision Board and the Grey Wolf Board.
     (b) By either Grey Wolf or Precision if:
(i)	the Merger has not been consummated by February 28, 2009 (the “Termination Date”) (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform or satisfy any covenant or agreement under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date);

(ii)	any Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making consummation of the Merger illegal, and such Order or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the principal cause of or resulted in such Order or other action); or

(iii)	the Grey Wolf Proposal shall not have been approved by the Required Grey Wolf Vote at the Grey Wolf Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to Grey Wolf if the failure to obtain approval of the Grey Wolf Proposal is caused by the action or failure to act of Grey Wolf and such action or failure to act constitutes a material breach of this Agreement.
     (c) By Precision if:
(i)	there has been a material breach of the representations and warranties made by Grey Wolf in Article III of this Agreement, which breach (A) would cause a failure of the condition described in Section 6.2(a) and (B) is incapable of being cured by Grey Wolf within 30 days following receipt of written notice from Precision of such breach (but not later than the Termination Date);

(ii)	Grey Wolf has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, which failure to comply (A) would cause a failure of the condition described in Section 6.2(b) and (B) is incapable of being cured by Grey Wolf within 30 days following written notice from Precision of such failure (but not later than the Termination Date); or

(iii)	(A) Grey Wolf shall have breached in any material respect any of its obligations under Section 5.5, (B) the Grey Wolf Board (or any committee thereof) shall have made an Adverse Recommendation Change or an Acquisition Proposal Recommendation, (C) any Grey Wolf Company shall have entered into an Acquisition Agreement or (D) Grey Wolf or the Grey Wolf Board (or any committee thereof) publicly shall have announced its intention to do any of the foregoing.
     (d) By Grey Wolf if:
(i)	there has been a material breach of the representations and warranties made by Precision in Article IV of this Agreement, which breach (A) would cause a failure of the condition described in Section 6.3(a), and (B) is incapable of being cured by Precision within 30 days following receipt of written notice from Grey Wolf of such breach (but not later than the Termination Date);

(ii)	Precision has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, which failure to comply (A) would cause a failure of the condition described in Section 6.3(b) and (B) is incapable of being cured by Precision within 30 days following receipt of written notice from Grey Wolf of such failure (but not later than the Termination Date); or

(iii)	prior to the approval of Grey Wolf Proposal by the Required Grey Wolf Vote, Grey Wolf elects to enter into an Acquisition Agreement as permitted by (and not in violation of) Section 5.5; provided, however, that Grey Wolf may not terminate this Agreement pursuant to this Section 7.1(d)(iii) unless Grey Wolf shall have complied with the provisions of Section 5.5(e)(ii) and shall not have otherwise breached any other term of Section 5.5 in any material respect. No termination pursuant to this Section 7.1(d)(iii) shall be effective unless Grey Wolf simultaneously pays in full the payment required by Section 7.3(a) and provides Precision with a written acknowledgment from each other party to the Acquisition Agreement that such party is aware of the amounts due Precision under Section 7.3(a) and that such party irrevocably waives any right it may have to litigate, sue or bring any Claim to contest such amounts.
     Section 7.2 Effect of Termination. If this Agreement is terminated by either Grey Wolf or Precision pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void, and there shall be no further obligation on the part of any Party or its Affiliates or Representatives except pursuant to the provisions of Section 5.4(d), Section 5.7(c), Section 5.7(d), Section 5.14, this Section 7.2, Section 7.3, Article VIII and the Confidentiality Agreement (which shall continue pursuant to its terms); provided, however, that a termination of this Agreement shall not relieve any Party from any liability for damages incurred as a result of a willful or intentional breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.
     Section 7.3 Fees and Expenses. Notwithstanding the provisions of Section 5.14:
     (a) Grey Wolf will, immediately upon termination of this Agreement pursuant to Section 7.1(b)(iii), Section 7.1(c)(iii) or Section 7.1(d)(iii) (but in the case of Section 7.1(b)(iii) only if prior to such Grey Wolf Meeting an Adverse Recommendation Change or an Acquisition Proposal Recommendation has been made), pay, or cause to be paid, to Precision by wire transfer of immediately available funds to an account designated by Precision a termination fee in the amount of $64 million.
     (b) Grey Wolf will, immediately upon termination of this Agreement pursuant to Section 7.1(b)(iii), pay, or cause to be paid, to Precision by wire transfer of immediately available funds to an account designated by Precision $7.5 million as a reasonable estimate of Precision’s expenses; provided that no amount shall be payable under this Section 7.3(b) if the termination fee is paid pursuant to Section 7.3(a).

     (c) Grey Wolf will pay, or cause to be paid, to Precision a termination fee in the amount of $64 million less the amount of the payment, if any, previously made by Grey Wolf pursuant to Section 7.3(b) if: (i) this Agreement is terminated pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii); (ii) prior to such termination, there has been publicly announced an Acquisition Proposal; and (iii) within 365 days of such termination, any Grey Wolf Company enters into any definitive agreement with respect to or consummates any Acquisition Proposal (regardless of whether such Acquisition Proposal is the same Acquisition Proposal referred to in clause (ii) above); provided that no amount shall be payable under this Section 7.3(c) if the termination fee is paid pursuant to Section 7.3(a). Such termination fee shall be paid on the day such Grey Wolf Company consummates such Acquisition Proposal, by wire transfer of immediately available funds to an account designated by Precision. Notwithstanding the foregoing, Grey Wolf shall not be required to pay, or cause to be paid, to Precision any amounts pursuant to this Section 7.3(c) if the reason the Merger has not been timely consummated is as the result of a failure to satisfy the conditions set forth in Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(e) or Section 6.1(f).
     (d) Grey Wolf acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Precision would not have entered into this Agreement. Accordingly, if Grey Wolf fails to pay promptly any amounts due pursuant to this Section 7.3, Grey Wolf shall pay to Precision its costs and expenses (including attorneys’ fees and expenses) in connection with collecting these amounts, together with interest on the amounts so owed, at the rate of interest per annum specified as the Prime Rate in the Wall Street Journal as of the date of termination plus 2.0%, from the date of termination of this Agreement until the date all such amounts are paid to Precision.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Nonsurvival of Representations and Warranties. None of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Grey Wolf Voting Agreements) shall survive the consummation of the Merger.
     Section 8.2 Amendment. This Agreement may be amended by the Parties at any time before or after approval of the Grey Wolf Proposal by the shareholders of Grey Wolf; provided, however, that, after any such approval, no amendment shall be made that by Applicable Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by a written instrument signed by an authorized representative of each of the Parties.
     Section 8.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and, unless delivery instructions are otherwise expressly set forth above herein, either delivered personally (effective upon delivery), by facsimile transmission (effective on the next day after transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the third Business Day after the date of mailing), at the following addresses or facsimile transmission numbers (or at such other address(es) or facsimile transmission number(s) for a Party as shall be specified by like notice):

To Precision, PDC or Lobos:	c/o Precision Drilling Corporation
4200, 150-6th Avenue, S.W.
Calgary, Alberta, Canada T2P 3Y7
Attention: Chief Executive Officer
Facsimile: (403) 264-0251

with a copy	Mayer Brown LLP
(which shall not constitute notice) to:	700 Louisiana Street, Suite 3400
Houston, Texas 77002
Attention: Robert F. Gray, Jr.
William S. Moss III
Facsimile: (713) 238-4600

and	Bennett Jones LLP
4500 Bankers Hall East
855-2nd Street, S.W.
Calgary, Alberta, Canada T2P 4K7
Attention: John H. Kousinioris
Facsimile: (403) 265-7219

to Grey Wolf:	Grey Wolf, Inc.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042
Attention: Chief Executive Officer
Facsimile: (713) 435-6171

with a copy (which shall not constitute notice) to:	Porter & Hedges, L.L.P.
1000 Main, 36th Floor
Houston, Texas 77002
Attention: Nick D. Nicholas
Christopher A. Ferazzi
Facsimile: (713) 226-6237

and	Blake, Cassels & Graydon LLP
3500 Bankers Hall East
855-2nd Street S.W.
Calgary, Alberta, Canada T2P 4J8
Attention: Brock W. Gibson
Facsimile: (403) 260-9700
     Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
     Section 8.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed modified to the minimum extent necessary to make such term or provision valid and enforceable, provided that if such term or provision is incapable of being so modified, then such term or provision shall be deemed ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
     Section 8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in Section 5.15 and Section 5.16(h) (which are intended to be for the benefit of the Persons covered thereby) is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Party for whose benefit such representation and warranty was made in accordance with Section 8.12 without notice of liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
     Section 8.7 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS (INCLUDING THE LAWS OF TEXAS WITH RESPECT TO STATUTES OF LIMITATION AND STATUTES OF REPOSE) WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD CAUSE THE LAWS OF ANY OTHER JURISDICTION TO APPLY.
     Section 8.8 Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought in any federal court sitting in Harris County, Texas or any Texas state court sitting in Harris County, Texas, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. This Agreement is executed and is to be performed in Harris County, Texas. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 8.3 shall be deemed effective service of process on such party.
     Section 8.9 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. No Party shall object to the other Parties’ right to specific performance as a remedy for breach of this Agreement.
     Section 8.10 No Remedy in Certain Circumstances. Each Party agrees that should any Governmental Authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take any action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article VII. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an Order or judgment of a court or other competent Governmental Authority, such Party shall not incur any liability or obligation unless such Party breached its obligations under Section 5.9 or did not in good faith seek to resist or object to the imposition or entering of such Order or judgment.
     Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated or otherwise transferred by any of the Parties (whether by operation of Applicable Law or otherwise) without the prior written consent of the other Parties, and any such attempted assignment without such consent shall be immediately null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
     Section 8.12 Waivers. At any time prior to the Effective Time, to the extent legally allowed: (a) any Party may extend the time for the performance of any of the obligations or other acts of the other Parties, (b) any Party for whose benefit a representation or warranty was made may waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, and (c) any Party may waive performance of any of the covenants or agreements of the other Parties, or satisfaction of any of the conditions to its obligations to effect the Merger, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by an authorized representative of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.
     Section 8.13 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement is hereby incorporated herein by reference, and shall constitute a part of this Agreement for all purposes; provided, however, that any standstill provisions contained therein will, effective as of the Closing, be deemed to have been waived to the extent necessary for the Parties to consummate the Merger in accordance with the terms of this Agreement. Any and all information received by Precision and Grey Wolf pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.
     Section 8.14 Incorporation. Exhibits and Schedules referred to herein are attached to and by this reference are incorporated herein for all purposes.
     Section 8.15 Acknowledgement. The Parties hereto acknowledge that the obligations of Precision hereunder shall not be personally binding upon PDC, in its capacity as agent on behalf of Precision, any of the trustees of Precision or any of the unitholders of Precision and that any recourse against Precision, PDC (in its capacity as agent on behalf of Precision), any of the trustees of Precision or any of the unitholders of Precision in any manner in respect of any indebtedness, obligation or liability of Precision arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including, without limitation, claims based on negligence or otherwise tortious behavior, shall be limited to, and satisfied only out of, the “Trust Assets” as defined in the Precision Declaration of Trust.
     Section 8.16 Time of Essence. Time is of the essence in the performance of this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

PRECISION DRILLING TRUST, by its agent,
PRECISION DRILLING CORPORATION

By: Name:	/s/ Kevin A. Neveu Kevin A. Neveu
Title:	Chief Executive Officer

By:	/s/ Douglas J. Strong

Name:	Douglas J. Strong
Title:	Chief Financial Officer

PRECISION DRILLING CORPORATION,
a corporation amalgamated under the laws of the
Province of Alberta

By:	/s/ Kevin A. Neveu

Name:	Kevin A. Neveu
Title:	Chief Executive Officer

By:	/s/ Douglas J. Strong

Name:	Douglas J. Strong
Title:	Chief Financial Officer

PRECISION LOBOS CORPORATION,
a Texas corporation

By:	/s/ Joanne L. Alexander

Name:	Joanne L. Alexander
Title:	President

GREY WOLF, INC.,
a Texas corporation

By:	/s/ Thomas P. Richards

Name:	Thomas P. Richards
Title:	Chief Executive Officer

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